                            ------------------------

                              AMENDED AND RESTATED


                        U.S. PARTNERSHIP AGREEMENT AMONG


                              HERCULES CREDIT, INC.


                              HERCULES FLAVOR, INC.


                                       AND


                               FRIES & FRIES, INC.


                            ------------------------


                          DATED AS OF FEBRUARY 4, 1997

ARTICLE I.     CERTAIN DEFINITIONS . . . . . . . . . . . .   3

DEFINITIONS AND INTERPRETATION . . . . . . . . . . . . . .   4

      1.1   "1995 FINANCIAL STATEMENTS". . . . . . . . . .   4
      1.2   "ADJUSTED AGGREGATE VALUE" . . . . . . . . . .   4
      1.3   "ADJUSTMENT TIME". . . . . . . . . . . . . . .   4
      1.4   "AFFILIATES" . . . . . . . . . . . . . . . . .   4
      1.5   "AGREED VALUE" . . . . . . . . . . . . . . . .   5
      1.6   "CAPITAL ACCOUNT". . . . . . . . . . . . . . .   5
      1.7   "CAPITAL CONTRIBUTION" . . . . . . . . . . . .   7
      1.8   "C.E.O." . . . . . . . . . . . . . . . . . . .   8
      1.9   "CITRUS SPECIALTIES" . . . . . . . . . . . . .   8
      1.10  "CLAIM" or "CLAIMS". . . . . . . . . . . . . .   8
      1.11  "COMPANIES". . . . . . . . . . . . . . . . . .   8
      1.12  "CURRENT ASSETS" . . . . . . . . . . . . . . .   9
      1.13  "CURRENT LIABILITIES". . . . . . . . . . . . .   9
      1.14  "ESSENTIAL OIL". . . . . . . . . . . . . . . .   9
      1.15  "ESTIMATED ADJUSTED AGGREGATE VALUE" . . . . .   9
      1.16  "ESTIMATED TASTEMAKER U.S. VALUE". . . . . . .   9
      1.17  "ESTIMATED TASTEMAKER B.V. VALUE". . . . . . .  10
      1.18  "FINANCIAL ASSETS" . . . . . . . . . . . . . .  10
      1.19  "FLAVOR" . . . . . . . . . . . . . . . . . . .  10
      1.20  "FLAVOR AROMA CHEMICAL". . . . . . . . . . . .  10
      1.21  "FLAVOR RELATED" . . . . . . . . . . . . . . .  11
      1.22  "FRIES WITHDRAWAL" . . . . . . . . . . . . . .  11
      1.23  "FRIES WITHDRAWAL DATE". . . . . . . . . . . .  11
      1.24  "FRIES WITHDRAWAL DOCUMENTS" . . . . . . . . .  11
      1.25  "GAAP" . . . . . . . . . . . . . . . . . . . .  11
      1.26  "GOVERNMENTAL AUTHORITY" . . . . . . . . . . .  11
      1.27  "HERCULES" . . . . . . . . . . . . . . . . . .  11
      1.28  "HERCULES CONTRIBUTION". . . . . . . . . . . .  11
      1.29  "HERCULES INDEMNITEES" . . . . . . . . . . . .  12
      1.30  "INTERNAL REVENUE CODE". . . . . . . . . . . .  12
      1.31  "INVESTMENT ASSET VALUE" . . . . . . . . . . .  12
      1.32  "INVESTMENT ASSETS". . . . . . . . . . . . . .  12
      1.33  "INVESTMENT GAIN". . . . . . . . . . . . . . .  12
      1.34  "INVESTMENT LOSS". . . . . . . . . . . . . . .  13
      1.35  "LONG-TERM LIABILITIES". . . . . . . . . . . .  13
      1.36  "LONG-TERM LIABILITIES ADJUSTMENT" . . . . . .  13
      1.37  "LONG-TERM LIABILITIES BASELINE" . . . . . . .  14
      1.38  "MALLINCKRODT" . . . . . . . . . . . . . . . .  14
      1.39  "NET WORKING CAPITAL". . . . . . . . . . . . .  14
      1.40  "NOTICE" . . . . . . . . . . . . . . . . . . .  14
      1.41  "OFFICERS" . . . . . . . . . . . . . . . . . .  14
      1.42  "OLD PARTNERSHIP AGREEMENT". . . . . . . . . .  14
      1.43  "PARTNERS' REPRESENTATIVES". . . . . . . . . .  15
      1.44  "PARTNERSHIP INTEREST" . . . . . . . . . . . .  15
      1.45  "SALE OF FRIES". . . . . . . . . . . . . . . .  15
      1.46  "SUBSIDIARIES" . . . . . . . . . . . . . . . .  15
      1.47  "TASTEMAKER BUSINESS". . . . . . . . . . . . .  16
      1.48  "TASTEMAKER B.V. CURRENT ASSETS" . . . . . . .  16
      1.49  "TASTEMAKER B.V. CURRENT LIABILITIES". . . . .  16
      1.50  "TASTEMAKER B.V. LONG-TERM LIABILITIES". . . .  16

      1.51  "TASTEMAKER B.V. LONG-TERM LIABILITIES
            ADJUSTMENT". . . . . . . . . . . . . . . . . .  17
      1.52  "TASTEMAKER B.V. LONG-TERM LIABILITIES
            BASELINE". . . . . . . . . . . . . . . . . . .  17
      1.53  "TASTEMAKER B.V. WORKING CAPITAL". . . . . . .  17
      1.54  "TASTEMAKER B.V. WORKING CAPITAL ADJUSTMENT" .  18
      1.55  "TASTEMAKER B.V. WORKING CAPITAL BASELINE" . .  18
      1.56  "TASTEMAKER B.V. VALUE". . . . . . . . . . . .  18
      1.57  "TASTEMAKER GROUP" . . . . . . . . . . . . . .  19
      1.58  "TASTEMAKER U.S.". . . . . . . . . . . . . . .  19
      1.59  "TASTEMAKER U.S. COMBINED AND CONSOLIDATED
             VALUE". . . . . . . . . . . . . . . . . . . .  19
      1.60  "TASTEMAKER DEBT". . . . . . . . . . . . . . .  19
      1.61  "TASTEMAKER U.S. LIABILITIES". . . . . . . . .  20
      1.62  "TASTEMAKER U.S. OPERATING ASSETS" . . . . . .  20
      1.63  "TASTEMAKER U.S. VALUE". . . . . . . . . . . .  21
      1.64  "TAX". . . . . . . . . . . . . . . . . . . . .  21
      1.65  "TREASURY REGULATION". . . . . . . . . . . . .  21
      1.66  "U.S." . . . . . . . . . . . . . . . . . . . .  21
      1.67  "WITHDRAWAL CLOSING" . . . . . . . . . . . . .  22
      1.68  "WORKING CAPITAL ADJUSTMENT" . . . . . . . . .  22
      1.69  "WORKING CAPITAL BASELINE" . . . . . . . . . .  22

ARTICLE II. FORMATION OF TASTEMAKER U.S. . . . . . . . . .  24
      2.1   Formation. . . . . . . . . . . . . . . . . . .  24
      2.2   Name.. . . . . . . . . . . . . . . . . . . . .  24
      2.3   Principal Office and Place of Business.. . . .  24
      2.4   Term.. . . . . . . . . . . . . . . . . . . . .  24
      2.5   PARTNERSHIP INTEREST.. . . . . . . . . . . . .  24

ARTICLE III. PURPOSES OF TASTEMAKER U.S. . . . . . . . . .  26
      3.1   TASTEMAKER U.S.. . . . . . . . . . . . . . . .  26

ARTICLE IV. CAPITAL CONTRIBUTIONS, PARTNERSHIP FINANCE AND
            DETERMINATION OF CAPITAL ACCOUNT ADJUSTMENT. .  27
      4.1   CAPITAL CONTRIBUTIONS. . . . . . . . . . . . .  27
      4.2   Capital Expenditures . . . . . . . . . . . . .  27
      4.3   Future Borrowings. . . . . . . . . . . . . . .  27
      4.4   CAPITAL ACCOUNTS . . . . . . . . . . . . . . .  27
      4.5   ADJUSTED AGGREGATE VALUE . . . . . . . . . . .  27
      4.6   TASTEMAKER B.V. VALUE. . . . . . . . . . . . .  31
      4.7   Partnership Services . . . . . . . . . . . . .  32

ARTICLE V.  CERTAIN TAX MATTERS.  DISTRIBUTION OF PROFITS AND
            LOSSES, TAX ALLOCATIONS AND TERMINATION. . . .  33
      5.1   Distribution of Profits and Losses . . . . . .  33
      5.2   Section 704(c) Tax Allocations . . . . . . . .  33
      5.3   Section 754 Adjustments. . . . . . . . . . . .  35
      5.4   Tax Matters Partner. . . . . . . . . . . . . .  35

ARTICLE VI. The PARTNERS' REPRESENTATIVES. . . . . . . . .  36
      6.1   Part Of TASTEMAKER GROUP . . . . . . . . . . .  36
      6.2   Governance . . . . . . . . . . . . . . . . . .  36
      6.3   Alternate Representatives. . . . . . . . . . .  39
      6.4   Principal Functions and Responsibilities of
            the PARTNERS' REPRESENTATIVES. . . . . . . . .  39
      6.5   Binding Signatories of the PARTIES . . . . . .  44
      6.6   Action by Members Without a Meeting. . . . . .  50
      6.7   Regular Meetings . . . . . . . . . . . . . . .  50
      6.8   Special Meetings . . . . . . . . . . . . . . .  51
      6.9   Waiver of Notice of Meetings . . . . . . . . .  51
      6.10  Participation in Meetings by Conference
            Telephone Permitted. . . . . . . . . . . . . .  52
      6.11  Interested Members . . . . . . . . . . . . . .  52
      6.12  Indemnification. . . . . . . . . . . . . . . .  54
      6.13  Advance of Expenses. . . . . . . . . . . . . .  55
      6.14  Insurance. . . . . . . . . . . . . . . . . . .  55
      6.15  The CHAIR and the VICE-CHAIR . . . . . . . . .  55

ARTICLE VII. PARTNERSHIP MANAGEMENT GROUP. . . . . . . . .  58
      7.1   THE OFFICERS . . . . . . . . . . . . . . . . .  58
      7.2   Delegations of Authorities . . . . . . . . . .  59
      7.3   TASTEMAKER U.S. Staff. . . . . . . . . . . . .  60
      7.4   Forecasts, Budgets, and Plans. . . . . . . . .  60
      7.5   Effect of Approval . . . . . . . . . . . . . .  61

ARTICLE VIII. TRANSFER OF PARTNERSHIP INTEREST; FRIES
              WITHDRAWAL; SALE  OF FRIES . . . . . . . . .  62
      8.1   Transfer of PARTNERSHIP INTEREST . . . . . . .  62
      8.2   Withdrawal  from TASTEMAKER U.S. . . . . . . .  63
      8.3   Right to Withdraw. . . . . . . . . . . . . . .  63
      8.4   Notice of FRIES WITHDRAWAL . . . . . . . . . .  64
      8.5   Date of FRIES WITHDRAWAL . . . . . . . . . . .  64
      8.6   Redemption and Assumption of FRIES" Interest .  65
      8.7   Deliveries by FRIES at the WITHDRAWAL CLOSING.  69
      8.8   Deliveries by TASTEMAKER U.S. at the WITHDRAWAL
            CLOSING. . . . . . . . . . . . . . . . . . . .  71
      8.9   Deliveries by HFI and HCI at the WITHDRAWAL
            CLOSING. . . . . . . . . . . . . . . . . . . .  73
      8.10  Satisfaction of Delivery Requirements. . . . .  73
      8.11  Approvals. . . . . . . . . . . . . . . . . . .  74
      8.12  Further Assurances . . . . . . . . . . . . . .  74
      8.13  SALE OF FRIES. . . . . . . . . . . . . . . . .  75
      8.14  Representations And Covenants. . . . . . . . .  75
      8.15  Assignment of Withdrawal Right . . . . . . . .  76

ARTICLE IX. TERMINATION AND DISSOLUTION. . . . . . . . . .  77
      9.1   Termination. . . . . . . . . . . . . . . . . .  77
      9.2   Final Audit. . . . . . . . . . . . . . . . . .  77

ARTICLE X.  SECRECY. . . . . . . . . . . . . . . . . . . .  79
      10.1  Confidential Information . . . . . . . . . . .  79
      10.2  Confidentiality. . . . . . . . . . . . . . . .  79

ARTICLE XI. INDEMNIFICATION. . . . . . . . . . . . . . . .  82
      11.1  Indemnification. . . . . . . . . . . . . . . .  82

ARTICLE XII. MISCELLANEOUS . . . . . . . . . . . . . . . .  83
      12.1  Authorization. . . . . . . . . . . . . . . . .  83
      12.2  Notices. . . . . . . . . . . . . . . . . . . .  83
      12.3  Successors and Assigns . . . . . . . . . . . .  83
      12.4  Discharge; Amendments; Etc.. . . . . . . . . .  84
      12.5  Governing Law. . . . . . . . . . . . . . . . .  85
      12.6  Resolution of Disputes . . . . . . . . . . . .  85
      12.7  Severability . . . . . . . . . . . . . . . . .  85
      12.8  Counterparts . . . . . . . . . . . . . . . . .  86
      12.9  Entire Agreement . . . . . . . . . . . . . . .  87

                        Table of Appendices


        A LIST BRIEFLY IDENTIFYING THE CONTENTS OF ALL OMITTED APPENDICES TO THE AMENDED AND RESTATED U.S. PARTNERSHIP AGREEMENT DATED AS OF FEBRUARY 4, 1997 AMONG HERCULES FLAVOR, INC., HERCULES CREDIT, INC. AND FRIES AND FRIES, INC. IS A S FOLLOWS:


APPENDIX A - List of Companies
APPENDIX B - Applicable Tax Principles
APPENDIX C - Form of Hercules Guaranty and Non-compete

HERCULES INCORPORATED WILL FURNISH SUPPLEMENTALLY A COPY OF ANY OMITTED APPENDIX TO THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST.

                            AMENDED AND RESTATED U.S.
                              PARTNERSHIP AGREEMENT


         THIS AMENDED AND RESTATED U.S. PARTNERSHIP AGREEMENT (the "AGREEMENT"), made this 4th day of February, 1997, is among HERCULES CREDIT, INC., a corporation organized under the laws of the State of Delaware, U.S.A., and having its offices at 1313 North Market Street, Wilmington, DE 19894-0001 (herein "HCI"), HERCULES FLAVOR, INC., a corporation organized under the laws of the State of Delaware, U.S.A., and having its offices at 1313 N. Market Street, Wilmington, DE 19894 (herein "HFI"), and FRIES & FRIES INC., a corporation organized under the laws of the State of Delaware and having offices at 16305 Swingley Ridge Drive, Chesterfield, MO 63017 (herein "FRIES"). HCI, HFI and FRIES are sometimes referred to herein individually as a "PARTNER" and collectively as the "PARTNERS".

                                  WITNESSETH:

         WHEREAS, HCI is a corporation organized under the laws of the State of Delaware, U.S.A., having offices at Hercules Plaza, 1313 North Market Street, Wilmington, Delaware 19894-0001, and HCI is a wholly-owned SUBSIDIARY of HERCULES.

         WHEREAS, HFI is a corporation organized under the laws of the State of Delaware, U.S.A., having offices at Hercules Plaza, 1313 North Market Street, Wilmington, Delaware 19894-0001, and HFI is a wholly-owned SUBSIDIARY of HERCULES;

         WHEREAS, FRIES, is a corporation organized under the laws of the State of Delaware, U.S.A., having offices at 16305 Swingley Ridge Drive, Chesterfield, MO 63017, and FRIES is a wholly-owned SUBSIDIARY of MALLINCKRODT;

         WHEREAS, HFI and FRIES entered into that certain Partnership Agreement, dated as of February 1, 1992, as amended by amendments dated May 15, 1992, and January 1, 1994 ( as amended and currently in effect, the "OLD PARTNERSHIP AGREEMENT") whereby a U.S. general partnership was formed under the Delaware Uniform Partnership Law, 6 Del. C. Section 1501 et. seq., and such U.S. general partnership is referred to herein as "TASTEMAKER U.S."

         WHEREAS, TASTEMAKER U.S. was formed pursuant to the OLD PARTNERSHIP AGREEMENT and has remained in effect since such formation.

         WHEREAS, HFI has contributed to HCI twenty percent (20%) of HFI"s ownership interest in TASTEMAKER U.S., in exchange for stock of HCI and therefore, HCI now holds a ten percent (10%) undivided ownership interest in TASTEMAKER U.S. with the remaining undivided ownership interest in TASTEMAKER U.S. being held fifty percent (50%) by FRIES and forty percent (40%) by HFI.

         WHEREAS, HCI, HFI and FRIES desire to amend and restate the OLD PARTNERSHIP AGREEMENT in its entirety.

         NOW, THEREFORE the PARTNERS agree that the OLD PARTNERSHIP AGREEMENT shall be, and hereby is, amended and restated in its entirety as follows:

I.    ARTICLE I.     CERTAIN DEFINITIONS

         The terms set forth in this Article when used in this AGREEMENT shall have, unless the context otherwise requires, the meaning ascribed to such terms in this Article. In the construction and interpretation of this AGREEMENT, the rules of construction set forth at the end of this Article shall be applicable and followed.

1.    DEFINITIONS AND INTERPRETATION

         1.1 "1995 FINANCIAL STATEMENTS" shall mean the December 31, 1995 audited combined consolidated financial statements of TASTEMAKER U.S. and TASTEMAKER B.V.

         1.2 "ADJUSTED AGGREGATE VALUE" shall mean an amount equal to the TASTEMAKER U.S. COMBINED AND CONSOLIDATED VALUE, less $10,425,000 and (A) either
(i) increased by the WORKING CAPITAL ADJUSTMENT, if the NET WORKING CAPITAL as of the ADJUSTMENT TIME exceeds the WORKING CAPITAL BASELINE or (ii) decreased by the WORKING CAPITAL ADJUSTMENT, if the WORKING CAPITAL BASELINE exceeds the NET WORKING CAPITAL as of the ADJUSTMENT TIME, and (B) either (i) decreased by the LONG-TERM LIABILITIES ADJUSTMENT if the LONG-TERM LIABILITIES as of the ADJUSTMENT TIME exceed the LONG-TERM LIABILITIES BASELINE, or (ii) increased by the LONG-TERM LIABILITIES ADJUSTMENT if the LONG-TERM LIABILITIES BASELINE exceeds the LONG-TERM LIABILITIES as of the ADJUSTMENT TIME.

         1.3 "ADJUSTMENT TIME" shall mean the close of business on the business day immediately preceding the date NOTICE is given by FRIES pursuant to Section 8.4.

         1.4 "AFFILIATES" of a specified person shall mean individually and collectively any and all entities (whether corporation, firm, partnership, joint venture or other business organization wherever incorporated or organized) controlling, controlled by or under common control with such specified person.

         1.5 "AGREED VALUE" shall mean, with respect to any asset, the value of such asset as determined by the PARTNERS' REPRESENTATIVES or as otherwise determined as provided herein.

         1.6 "CAPITAL ACCOUNT" shall mean with respect to any PARTNER the CAPITAL ACCOUNT maintained for such PARTNER in accordance with the following provisions:

             A. To each PARTNER"S CAPITAL ACCOUNT there shall be credited such PARTNER"S CAPITAL CONTRIBUTIONS, such PARTNER"S distributive share of profits and the amount of any TASTEMAKER U.S. liabilities that are assumed by such PARTNER or that are secured by any TASTEMAKER U.S. property distributed to such PARTNER.

             B. To each PARTNER"S CAPITAL ACCOUNT there shall be debited the amount of cash and AGREED VALUE of any TASTEMAKER U.S. property distributed to such PARTNER pursuant to any provision of this AGREEMENT, such PARTNER"S distributive share of losses and the amount of any labilities of such PARTNER that are assumed by TASTEMAKER U.S. or that are secured by any property contributed by such PARTNER to TASTEMAKER U.S.

             C. In the event any PARTNERSHIP INTEREST (as such term is defined in Section 1.44 hereof) is transferred in accordance with the terms of this AGREEMENT, the transferee shall succeed to the CAPITAL ACCOUNT of the transferor to the extent it relates to the transferred interest, except as adjusted upon an election under Section 754 of the INTERNAL REVENUE CODE. The AGREED VALUE of all TASTEMAKER U.S. assets, other than the INVESTMENT ASSETS, shall be adjusted in accordance with Section 704 of the INTERNAL REVENUE CODE to equal their respective gross fair market values, as determined by the PARTNERS' REPRESENTATIVES, and the value of the INVESTMENT ASSETS shall be adjusted in accordance with Section 704 of the INTERNAL REVENUE CODE as described in Paragraph E of this Section 1.6 upon (1) the acquisition of an additional interest in TASTEMAKER U.S. by any new or existing partner in exchange for more than a de minimis CAPITAL CONTRIBUTION (as defined in Section 1.7), or (2) the redemption of an interest of an existing PARTNER, or (3) upon the distribution by TASTEMAKER U.S. to a PARTNER of more than a de minimis amount of TASTEMAKER U.S. property other than money, unless all PARTNERS receive simultaneous distributions of undivided interests in the distributed property in proportion to their interests in TASTEMAKER U.S. Any such adjustment made on or before August 31, 1997 shall be based upon the TASTEMAKER U.S. VALUE, and the PARTNERS hereby agree that the aggregate balances of all CAPITAL ACCOUNTS shall, immediately following such adjustment and notwithstanding any other provision of this AGREEMENT, equal the TASTEMAKER U.S. VALUE; provided, however, that the PARTNERS shall initially base such adjustment upon the ESTIMATED TASTEMAKER U.S. VALUE until the TASTEMAKER U.S. VALUE is finally determined pursuant to Section
4.4 hereof.

         D. In the event the AGREED VALUES of TASTEMAKER U.S. assets are adjusted pursuant to Paragraph C. of this Section 1.6, the CAPITAL ACCOUNTS of the PARTNERS shall be adjusted simultaneously to reflect the aggregate net adjustment as if TASTEMAKER U.S. recognized gain or loss equal to the amount of such aggregate net adjustment.

         E. For purposes of any adjustment of the value of the INVESTMENT ASSETS pursuant to Paragraph C. of this Section 1.6, in determining the CAPITAL ACCOUNTS of each PARTNER, the value ascribed to the INVESTMENT ASSETS shall be equal to the INVESTMENT ASSET VALUE.

         F. Subject to the last sentence of Paragraph C of this Section 1.6, (i) the foregoing provisions and the other provisions of this AGREEMENT relating to the maintenance of CAPITAL ACCOUNTS are intended to comply with Treasury Regulation Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations, (ii) in the event that the PARTNERS shall determine that it is prudent to modify the manner in which the CAPITAL ACCOUNTS, or any debits or credits thereto, are computed in order to comply with such Regulations, the PARTNERS' REPRESENTATIVES may make such modification; provided that such modification is not likely to have a material effect on the amount distributable to any PARTNER pursuant to Section 9.1 hereof upon the dissolution of TASTEMAKER U.S., (iii) the PARTNERS' REPRESENTATIVES shall adjust the amounts debited or credited to CAPITAL ACCOUNTS with respect to (a) any property contributed to TASTEMAKER U.S. or distributed to the PARTNERS and (b) any liabilities that are secured by such contributed or distributed property, or that are assumed by TASTEMAKER U.S. or the PARTNERS, in the event the PARTNERS' REPRESENTATIVES shall determine such adjustments are necessary or appropriate pursuant to Treasury Regulations
Section 1.704-1(b) (2) (iv), and (iv) the PARTNERS' REPRESENTATIVES also shall make any appropriate modifications in the event unanticipated events might otherwise cause this AGREEMENT not to comply with Treasury Regulation Section 1.704-1(b).

      1.7 "CAPITAL CONTRIBUTION" shall mean the total amount of money and the initial AGREED VALUE of any property (other than money) contributed or agreed to be contributed, as the content requires, to TASTEMAKER U.S. by each PARTNER or its AFFILIATES and SUBSIDIARIES pursuant to the terms of this AGREEMENT or pursuant to the terms of the OLD PARTNERSHIP AGREEMENT. Any reference to the Capital Contribution of a PARTNER shall include the Capital Contribution made by a predecessor holder of the PARTNERSHIP INTEREST of such PARTNER. The capital contribution of HCI was made by HFI as the predecessor holder of the PARTNERSHIP INTEREST in TASTEMAKER U.S. now held by HCI.

      1.8 "C.E.O." shall have the meaning ascribed to such term in Section 6.2 A hereof.

      1.9 "CITRUS SPECIALTIES" shall mean citrus derived products, including natural citrus aromas, essential oils, cold-pressed oils, folded oils and natural flavor fractions, but excluding non-flavoring materials derived from the albedo portion of the peel or the edible portion of the fruit.

      1.10 "CLAIM" or "CLAIMS" shall mean any claim, cost, expense, loss, liability, fine, penalty, interest, payment, expense and/or damage (including reasonable attorneys' and accountants' fees and expenses) resulting from or arising out of any fact, event or circumstance with respect to which a party to this AGREEMENT is obligated to provide indemnification pursuant to Article XI hereof, including, without limitation, income tax liabilities of PARTNERS incurred as a result of a termination of TASTEMAKER U.S. under Section 708 of the INTERNAL REVENUE CODE as provided in Section 8.1.C hereof.

         1.11 "COMPANIES" shall mean the collective reference to TASTEMAKER U.S. and TASTEMAKER B.V. and all entities set forth on APPENDIX A hereto.

         1.12 "CURRENT ASSETS" shall mean, as of any time, all items, excluding deferred taxes and the current portion, if any, of INVESTMENT ASSETS, which would be classified as a current asset under the heading "CURRENT ASSETS" on a combined consolidated balance sheet of TASTEMAKER U.S. and TASTEMAKER B.V. determined and prepared in accordance with GAAP applied on a basis consistent with the practices and methodologies used in preparing the 1995 FINANCIAL STATEMENTS.

         1.13 "CURRENT LIABILITIES" shall mean, as of any time, all items, excluding deferred taxes, the TASTEMAKER DEBT and any TAX that is a liability or obligation of TASTEMAKER U.S., which would be classified as a current liability under the heading "CURRENT

LIABILITIES" on a combined consolidated balance sheet of TASTEMAKER U.S. and TASTEMAKER B.V. determined and prepared in accordance with GAAP applied on a basis consistent with the practices and methodologies used in preparing the 1995 FINANCIAL STATEMENTS; provided, that when determining whether any TAX is included as CURRENT LIABILITIES for purposes of calculating the ADJUSTED AGGREGATE VALUE, the principles of Treasury Regulations Section 1.1502.76(b) applied in the manner set forth in Appendix B hereto shall govern.

         1.14 "ESSENTIAL OIL" shall mean a volatile oil originating from plants and used as a raw material in the manufacture of flavor or which is sold as a flavor.

         1.15 "ESTIMATED ADJUSTED AGGREGATE VALUE" shall mean the estimate of the ADJUSTED AGGREGATE VALUE delivered to the PARTNERS pursuant to Section 4.5 hereof.

         1.16 "ESTIMATED TASTEMAKER U.S. VALUE" means an amount equal to the ESTIMATED ADJUSTED AGGREGATE VALUE, less ninety-nine percent (99%) of the ESTIMATED TASTEMAKER B.V. VALUE, less the INVESTMENT LOSS (if any) and plus the INVESTMENT GAIN (if any).

         1.17 "ESTIMATED TASTEMAKER B.V. VALUE" shall mean the estimate of the TASTEMAKER B.V. VALUE delivered to the PARTNERS pursuant to Section 4.6 hereof.

         1.18 "FINANCIAL ASSETS" shall mean collectively the INVESTMENT ASSETS and cash in an amount equal to the excess, if any, of the sum of HFI's and HCI's CAPITAL ACCOUNT balances (as adjusted under Section 1.6.C. as a result of the FRIES WITHDRAWAL) over the INVESTMENT ASSET VALUE.

         1.19 "FLAVOR" shall mean an ingredient or compound whose primary function is to provide flavor or taste, but it is recognized that such products may also provide other functional properties to products, including a processed food, beverage, tobacco, or pharmaceutical product, including (1) basic materials, such as extracts, but excluding inorganic salts and mineral salts; and (2) ESSENTIAL OILS or FLAVOR AROMA CHEMICALS when sold to provide flavor or taste, but it is recognized that such products may also provide other functional properties to products.

         1.20 "FLAVOR AROMA CHEMICAL" shall mean an aroma chemical sold primarily as a flavor or as a raw material or component of a flavor, particularly in a sale which may require meeting specific technical requirements of the purchaser; and such aroma chemical includes natural ethyl butyrate, citarus terpene fraction, natural C-6 acetate, natural acetic acid, natrualal butyric acid, fusal oil, isoamyl isovalerate, isovaleraldehyde, ethyl acetate, benzaldehyde, and acetaldehyde.

         1.21 "FLAVOR RELATED" shall mean a product which is or contains a flavor and which is sold primarily for a function which includes flavors or taste, but it is recognized that such product may also provide other functional properties to products, including fruit preparations and food service items.

         1.22 "FRIES WITHDRAWAL" shall have the meaning ascribed to such term in
Section 8.3 hereof.

         1.23 "FRIES WITHDRAWAL DATE" shall have the meaning ascribed to such term in Section 8.5 hereof.

         1.24 "FRIES WITHDRAWAL DOCUMENTS" shall mean individually and collectively the agreements, documents and instruments entered into or executed, delivered and performed to confirm, evidence or effectuate a FRIES WITHDRAWAL, including those agreements, documents and instruments delivered pursuant to Sections 8.7, 8.8 and 8.9 hereof.

         1.25 "GAAP" shall mean generally accepted accounting principles as in effect in the United States of America at the time of the preparation of the financial statements with respect to which such term is used.

         1.26 "GOVERNMENTAL AUTHORITY" shall mean any domestic (federal, state, or local) or foreign government or governmental agency, department, commission, authority, court, tribunal, or adjudicative body.

         1.27 "HERCULES" shall mean Hercules Incorporated, a corporation organized under the laws of the State of Delaware and having its principal office at Hercules Plaza, 1313 North Market Street, Wilmington, Delaware 19894-0001.

         1.28 "HERCULES CONTRIBUTION" shall mean an amount equal to the positive difference (if any) between (i) the INVESTMENT ASSET VALUE on the FRIES WITHDRAWAL DATE, and (ii) the sum of HFI's and HCI's CAPITAL ACCOUNT balances (as adjusted under Section 1.6.C. as a result of the FRIES WITHDRAWAL); provided, however, that if the amount set forth in clause (ii) above equals or exceeds the INVESTMENT ASSET VALUE on the FRIES WITHDRAWAL DATE, the HERCULES CONTRIBUTION shall be zero.

         1.29 "HERCULES INDEMNITEES" shall mean individually and collectively HCI, HFI, and their respective directors, officers, employees, servants, agents and representatives.

         1.30 "INTERNAL REVENUE CODE" shall mean the U.S. Internal Revenue Code of 1986 as amended.

         1.31 "INVESTMENT ASSET VALUE" shall mean, as of any measurement date, the present value of the future cash flows owed to the holder of the INVESTMENT ASSETS using a discount rate (compounded in accordance with the interest payment dates of the INVESTMENT ASSETS) equal to nine (9) basis points plus the yield to maturity on U.S. Treasury Notes having an original duration as close to the original duration of the INVESTMENT ASSETS as possible and a maturity as close to the maturity of the INVESTMENT ASSETS as possible. Such INVESTMENT ASSET VALUE shall be determined as of the ADJUSTMENT TIME based upon yields of U.S. Treasury Notes.

         1.32 "INVESTMENT ASSETS" shall mean Five Hundred Million Dollars ($500,000,000.00) aggregate principal amount Newflana fixed rate notes issued pursuant to an offering memorandum dated January 30, 1997.

         1.33 "INVESTMENT GAIN" shall mean the amount by which the INVESTMENT ASSET VALUE as of the ADJUSTMENT TIME exceeds the aggregate face amount of all INVESTMENT ASSETS; provided, however, that the INVESTMENT GAIN shall be zero if the aggregate face amount of all INVESTMENT ASSETS equals or exceeds the INVESTMENT ASSET VALUE as of the ADJUSTMENT TIME.

         1.34 "INVESTMENT LOSS" shall mean the amount by which the aggregate face amount of all INVESTMENT ASSETS exceeds the INVESTMENT ASSET VALUE as of the ADJUSTMENT TIME: provided, however, that the INVESTMENT LOSS shall be zero if the INVESTMENT

ASSET VALUE as of the ADJUSTMENT TIME equals or exceeds the aggregate face amount of all INVESTMENT ASSETS.

         1.35 "LONG-TERM LIABILITIES" shall mean, at any time, the liabilities of the Companies (other than CURRENT LIABILITIES, the long-term component of pension liabilities, deferred taxes, the TASTEMAKER DEBT and any TAX that is a liability or obligation of TASTEMAKER U.S.) which would be classified as a liability under the heading "TOTAL LIABILITIES" on a combined consolidated balance sheet of TASTEMAKER U.S. and TASTEMAKER B.V. determined and prepared in accordance with GAAP applied on a basis consistent with the practices and methodologies used in preparing the 1995 FINANCIAL STATEMENTS.

         1.36 "LONG-TERM LIABILITIES ADJUSTMENT" shall mean, at any time, an amount equal to either (i) if the LONG-TERM LIABILITIES at such time exceed the LONG-TERM LIABILITIES BASELINE, the amount by which the LONG-TERM LIABILITIES at such time exceed the LONG-TERM LIABILITIES BASELINE or (ii) if the LONG-TERM LIABILITIES BASELINE exceeds the LONG-TERM LIABILITIES at such time, the amount by which the LONG-TERM LIABILITIES BASELINE exceeds the LONG-TERM LIABILITIES at such time; provided, however, that if the LONG-TERM LIABILITIES at such time equal the LONG-TERM LIABILITIES BASELINE, the LONG-TERM LIABILITIES ADJUSTMENT shall be zero.

         1.37 "LONG-TERM LIABILITIES BASELINE" shall mean the total liabilities of the Companies (other than CURRENT LIABILITIES, the long-term component of pension liabilities, deferred taxes, the TASTEMAKER DEBT and any TAX that is a liability or obligation of TASTEMAKER U.S.) which were classified as a liability under the heading "TOTAL LIABILITIES" on the June 28, 1996 unaudited combined consolidated balance sheet of TASTEMAKER U.S. and TASTEMAKER B.V. and their respective subsidiaries, which was an amount equal to Thirty Eight Million Four Hundred Fifty Thousand Twenty-Four Dollars ($38,450,024.00) less any TAX on such balance sheet that is a liability or obligation of TASTEMAKER U.S.

         1.38 "MALLINCKRODT" shall mean Mallinckrodt Inc., a corporation organized under the laws of the State of New York and having offices at 7733 Forsyth Boulevard, St. Louis, MO 63105-1820.

         1.39 "NET WORKING CAPITAL" shall mean, at any time, an amount equal to the difference between (i) the amount of CURRENT ASSETS at such time, and (ii) the amount of CURRENT LIABILITIES at such time.

         1.40 "NOTICE" shall mean the notice of FRIES WITHDRAWAL given by FRIES pursuant to Section 8.4 hereof.

         1.41 "OFFICERS" shall have the meaning ascribed to such term in Section
7. hereof.

         1.42 "OLD PARTNERSHIP AGREEMENT" shall have the meaning ascribed to such terms in the fourth WHEREAS clause first written above.

         1.43 "PARTNERS' REPRESENTATIVES" shall mean the persons appointed to manage the business and affairs of TASTEMAKER U.S. pursuant to Article VI hereof.

         1.44 "PARTNERSHIP INTEREST" shall mean each PARTNER"S ownership interest in TASTEMAKER U.S. at any particular time, including the right of such PARTNER to any and all benefits to which such PARTNER may be entitled hereunder together with such PARTNER"S obligation to comply with each provision hereof.

         1.45 "SALE OF FRIES" shall mean and occur forthwith upon MALLINCKRODT ceasing to indirectly or directly own and control FRIES regardless of the reason, nature or manner of such cessation. Without limiting the generality or scope of the foregoing, such cessation shall occur when MALLINCKRODT indirectly or directly (i) transfers (whether by sale, disposition or otherwise) all or part of its interest in FRIES to a person or entity not controlled by, or under common control with, MALLINCKRODT; (ii) owns, controls or holds less than one hundred percent (100%) of the ownership interest of FRIES; or (iii) does not own, control, hold or exercise the power to direct the management and policies of FRIES (whether through the ownership of voting securities, by contract or otherwise) and/or the power to appoint or have elected the governing body (e.g., board of directors) of FRIES.

         1.46 "SUBSIDIARIES" of a specified person shall mean individually and collectively, as the case may be, those entities (whether corporation, firm, partnership, joint venture or other business organization, wherever incorporated or organized) of which such person shall own directly or indirectly more than fifty percent (50%) of the ownership interest, or voting capital stock, or equivalent capital interest.

         1.47 "TASTEMAKER BUSINESS" shall have the meaning ascribed to such term in Section 1.57 hereof.

         1.48 "TASTEMAKER B.V. CURRENT ASSETS" shall mean, as of any time, all items, excluding deferred taxes, which would be classified as a current asset under the heading "CURRENT ASSETS" on a consolidated balance sheet of TASTEMAKER B.V. determined and prepared in accordance with the customary accounting practices, procedures and policies of TASTEMAKER B.V. used in connection with its regularly prepared internal financial statements.

         1.49 "TASTEMAKER B.V. CURRENT LIABILITIES" shall mean, as of any time, all items, excluding deferred taxes, which would be classified as a current liability under the heading "CURRENT LIABILITIES" on a consolidated balance sheet of TASTEMAKER B.V. determined and prepared in accordance with the customary accounting practices, procedures and policies of TASTEMAKER B.V. used in connection with its regularly prepared internal financial statements.

         1.50 "TASTEMAKER B.V. LONG-TERM LIABILITIES" shall mean, at any time, the liabilities of TASTEMAKER B.V. (other than the TASTEMAKER B.V. CURRENT LIABILITIES, the long-term component of pension liabilities and deferred taxes) which would be classified as a liability under the heading "TOTAL LIABILITIES" on a consolidated balance sheet of TASTEMAKER B.V. determined and prepared in accordance with the customary accounting practices, procedures and policies of TASTEMAKER B.V. used in connection with its regularly prepared internal financial statements.

         1.51 "TASTEMAKER B.V. LONG-TERM LIABILITIES ADJUSTMENT" shall mean, at any time, an amount equal to either (i) if the TASTEMAKER B.V. LONG-TERM LIABILITIES at such time exceed the TASTEMAKER B.V. LONG-TERM LIABILITIES BASELINE, the amount by which the TASTEMAKER B.V. LONG-TERM LIABILITIES at such time exceeds the TASTEMAKER B.V. LONG-TERM LIABILITIES BASELINE or (ii) if the TASTEMAKER B.V. LONG-TERM LIABILITIES BASELINE exceeds the TASTEMAKER B.V. LONG-TERM LIABILITIES at such time, the amount by which the TASTEMAKER B.V. LONG-TERM LIABILITIES BASELINE exceeds the TASTEMAKER B.V. LONG-TERM LIABILITIES at such time; provided, however, that if the TASTEMAKER B.V. LONG-TERM LIABILITIES at such time equal the TASTEMAKER B.V. LONG-TERM LIABILITIES BASELINE, the TASTEMAKER B.V. LONG-TERM LIABILITIES ADJUSTMENT shall be zero.

         1.52 "TASTEMAKER B.V. LONG-TERM LIABILITIES BASELINE" shall mean the total liabilities of TASTEMAKER B.V. (other than the TASTEMAKER B.V. CURRENT LIABILITIES, the long term component of pension liabilities and deferred taxes) which were be classified as a liability under the heading "TOTAL LIABILITIES" on the June 28, 1996 unaudited consolidated balance sheet of TASTEMAKER B.V., which was an amount equal to Five Million Eight Hundred Sixty Thousand ($5,860,000.00).

         1.53 "TASTEMAKER B.V. WORKING CAPITAL" shall mean, at any time, an amount equal to the difference between (i) the amount of TASTEMAKER B.V. CURRENT ASSETS at such time, and (ii) the amount of TASTEMAKER B.V. CURRENT LIABILITIES at such time.

         1.54 "TASTEMAKER B.V. WORKING CAPITAL ADJUSTMENT" shall mean, at any time, an amount equal to either (i) if the TASTEMAKER B.V. WORKING CAPITAL at such time exceeds the TASTEMAKER B.V. WORKING CAPITAL BASELINE, the amount by which the TASTEMAKER B.V. WORKING CAPITAL at such time exceeds the TASTEMAKER B.V. WORKING CAPITAL BASELINE, or (ii) if the TASTEMAKER B.V. WORKING CAPITAL BASELINE exceeds the TASTEMAKER B.V. WORKING CAPITAL at such time, the amount by which the TASTEMAKER B.V. WORKING CAPITAL BASELINE exceeds the TASTEMAKER B.V. WORKING CAPITAL at such time; provided, however, that if the TASTEMAKER B.V. WORKING CAPITAL at such time equals the TASTEMAKER B.V. WORKING CAPITAL BASELINE the TASTEMAKER B.V. WORKING CAPITAL ADJUSTMENT shall be zero.


         1.55 "TASTEMAKER B.V. WORKING CAPITAL BASELINE" shall mean the TASTEMAKER B.V. WORKING CAPITAL on the June 28, 1996 unaudited consolidated balance sheet of TASTEMAKER B.V., which was an amount equal to Nine Million Two Hundred Twenty-One Thousand One Hundred Ninety-Two Dollars ($9,221,192.00).


         1.56 "TASTEMAKER B.V. VALUE" shall mean an amount equal to $150,000,000 and (A) either (i) increased by the TASTEMAKER B.V. WORKING CAPITAL ADJUSTMENT, if the TASTEMAKER B.V. WORKING CAPITAL as of the ADJUSTMENT TIME exceeds the TASTEMAKER B.V. WORKING CAPITAL BASELINE or (ii) decreased by the TASTEMAKER B.V. WORKING CAPITAL ADJUSTMENT, if the TASTEMAKER B.V. WORKING CAPITAL BASELINE exceeds the TASTEMAKER B.V. WORKING CAPITAL as of the ADJUSTMENT TIME, and (B) either (i) decreased by the TASTEMAKER B.V. LONG-TERM LIABILITIES ADJUSTMENT if the TASTEMAKER B.V. LONG-TERM LIABILITIES as of the ADJUSTMENT TIME exceed the TASTEMAKER B.V. LONG-TERM LIABILITIES BASELINE, or (ii) increased by the TASTEMAKER B.V. LONG-TERM LIABILITIES ADJUSTMENT if the TASTEMAKER B.V. LONG-TERM LIABILITIES BASELINE exceeds the TASTEMAKER B.V. LONG-TERM LIABILITIES as of the ADJUSTMENT TIME.


         1.57 "TASTEMAKER GROUP" shall mean a worldwide group of entities controlled by TASTEMAKER U.S. through ownership or by agreement of the PARTNERS and engaged in the research, development, manufacture, marketing and sale of and activities related to ingredients and compounds used primarily to provide flavor or taste in food and beverage products, including such activities as related to the FLAVOR, FLAVOR AROMA CHEMICAL, FLAVOR RELATED, CITRUS SPECIALTIES and ESSENTIAL OIL businesses. Such research, development, manufacture, marketing, sale and related activities are collectively referred to herein as the "TASTEMAKER BUSINESS". The TASTEMAKER GROUP includes TASTEMAKER U.S.

         1.58 "TASTEMAKER U.S." shall mean the partnership formed pursuant to the OLD PARTNERSHIP AGREEMENT and continued pursuant to this AGREEMENT.

         1.59 "TASTEMAKER U.S. COMBINED AND CONSOLIDATED VALUE" shall mean an amount equal to One Billion One Hundred Ninety Million Dollars
($1,190,000,000.00).

         1.60 "TASTEMAKER DEBT" shall mean the amount of principal and accrued but unpaid interest, fees and other costs outstanding under that certain $600,000,000 Credit Agreement dated January 24, 1997.

         1.61 "TASTEMAKER U.S. LIABILITIES" shall mean all liabilities and obligations of TASTEMAKER U.S. relating to or arising from the TASTEMAKER U.S. OPERATING ASSETS or otherwise relating to or arising from the TASTEMAKER BUSINESS of whatsoever nature, whether absolute, determined, determinable, contingent or otherwise; provided, however, that TASTEMAKER U.S. LIABILITIES shall not include any liability or obligations of TASTEMAKER U.S. for and in respect of any TAX that is a liability or obligation of TASTEMAKER U.S. or any contingent liability or obligation relating to or arising from the FINANCIAL ASSETS.

         1.62 "TASTEMAKER U.S. OPERATING ASSETS" shall mean all assets, properties and business of TASTEMAKER U.S. of every kind and nature, wherever located, including all assets and properties used in and all of the ownership interest of TASTEMAKER U.S. in companies engaged in the FLAVOR, FLAVOR AROMA CHEMICAL, FLAVOR RELATED, CITRUS SPECIALTIES, and ESSENTIAL OIL businesses, and, except as may be included in the FINANCIAL ASSETS, all consideration received by TASTEMAKER U.S. in connection with the divestiture of any such ownership interest after the date hereof, and including, without limitation, all right, title and interest of TASTEMAKER U.S. in, to and under (i) the Tastemaker name;
(ii) all rights under all contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments; (iii) all accounts, notes and other receivables; (iv) all prepaid expenses, including but not limited to ad valorem taxes, leases and rentals; (v) all of TASTEMAKER U.S.'s cash and cash equivalents on land and in banks, except as may be included in the FINANCIAL ASSETS; (vi) all of TASTEMAKER U.S.'s rights, claims, credits, causes of action or rights of set-off against third parties relating to the TASTEMAKER U.S. OPERATING ASSETS, including, without limitation, unliquidated rights under manufacturers' and vendors' warranties; (vii) all intangible property and every application for the same, in each case owned or licensed by TASTEMAKER U.S.; (viii) all transferable licenses, permits or other governmental authorizations affecting or relating in any way to the TASTEMAKER BUSINESS; (ix) all goodwill associated with the TASTEMAKER BUSINESS or the TASTEMAKER U.S. OPERATING ASSETS; and (x) all rights, title and interest in any trust agreement, insurance contract, fund or other vehicle funding employee benefits, any employment agreement or any collective bargaining agreement, but excluding the FINANCIAL ASSETS.

         1.63 "TASTEMAKER U.S. VALUE" means an amount equal to the ADJUSTED AGGREGATE VALUE, less ninety-nine percent (99%) of the TASTEMAKER B.V. VALUE, less the INVESTMENT LOSS (if any) and plus the INVESTMENT GAIN (if any).

         1.64 "TAX" means any federal, state, local or foreign income, profits, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, stamp, capital stock or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty or addition to tax imposed by any Governmental Authority.

         1.65 "TREASURY REGULATION" shall mean the United States Income Tax Regulations including Temporary Regulations, promulgated under the INTERNAL REVENUE CODE.

         1.66 "U.S." shall mean the United States of America.

         1.67 "WITHDRAWAL CLOSING" shall have the meaning ascribed to such term in Section 8.5 hereof.

         1.68 "WORKING CAPITAL ADJUSTMENT" shall mean, at any time, an amount equal to either (i) if the NET WORKING CAPITAL at such time exceeds the WORKING CAPITAL BASELINE, the amount by which the NET WORKING CAPITAL at such time exceeds the WORKING CAPITAL BASELINE, or (ii) if the WORKING CAPITAL BASELINE exceeds the NET WORKING CAPITAL at such time, the amount by which the WORKING CAPITAL BASELINE exceeds the NET WORKING CAPITAL at such time; provided, however, that if the NET WORKING CAPITAL at such time equals the WORKING CAPITAL BASELINE the WORKING CAPITAL ADJUSTMENT shall be zero.

         1.69 "WORKING CAPITAL BASELINE" shall mean the NET WORKING CAPITAL of the Companies on the June 28, 1996 unaudited combined consolidated balance sheet of TASTEMAKER U.S. and TASTEMAKER B.V., which was an amount equal to Seventy-Seven Million Seven Hundred Six Thousand Nine Hundred Thirteen Dollars ($77,706,913.00) less any TAX on such balance sheet that is a liability or obligation of TASTEMAKER U.S.

         Construction of Certain Words and Phrases

         1.70 The index, captions and headings of this AGREEMENT are for convenience only and shall not define, limit or affect the scope, intent, construction or interpretation of this AGREEMENT, or any provision hereof.

         1.71 The words "herein", "hereof", "hereunder", "hereby", "hereto", "herewith", and words of similar import shall refer to this AGREEMENT as a whole and not to any particular Article, Section , paragraph, subsection and other subdivision.

         1.72 The words "include", "includes", "including" and all forms and derivations thereof shall mean including without limitation.

         1.73 Words of the singular number shall include correlative words of the plural number and vice versa. Words of one gender (e.g., masculine) shall include other genders (e.g., feminine and neuter).

         1.74 In the interpretation and construction of this AGREEMENT no provision shall be construed against the drafting PARTY because of its drafting of this AGREEMENT or any part hereof.

2     ARTICLE II.     FORMATION OF TASTEMAKER U.S.

         2.1 Formation. Pursuant to the OLD PARTNERSHIP AGREEMENT, TASTEMAKER U.S. was formed as a general partnership under the Uniform Partnership Law, 6 Del. C. Section 1501 et. seq. This AGREEMENT completely amends, restates and supersedes the OLD PARTNERSHIP AGREEMENT. Simultaneous with the execution of this AGREEMENT, HCI is formally admitted to TASTEMAKER U.S. as a general partner. Each PARTNER shall use its best efforts to do all acts and things necessary to perfect and to continue the maintenance of TASTEMAKER U.S. as a general partnership under Delaware law.

         2.2 Name. The name of the general partnership referred to in Section
2.1 hereof and covered by this AGREEMENT shall be "TASTEMAKER" and may be later changed to such other name(s) as may be agreed in writing from time to time by the PARTNERS.

         2.3 Principal Office and Place of Business. The principal offices and place of business of TASTEMAKER U.S. shall be at 1199 Edison Drive, Cincinnati, OH 45216-2265, and/or other such location(s) as may be agreed in writing from time to time by the PARTNERS.

         2.4 Term. TASTEMAKER U.S. shall continue in effect until December 31, 2031, unless terminated pursuant to the Delaware Uniform Partnership Law, 6 Del.
C. Section 1501 et. seq. or Article IX hereof.

         2.5 PARTNERSHIP INTEREST. Unless otherwise agreed to in writing by the PARTNERS or unless sold or transferred in accordance with this AGREEMENT, the ownership of TASTEMAKER U.S. shall be as follows: a fifty percent (50%) undivided PARTNERSHIP INTEREST shall be owned and held by FRIES, a forty percent (40%) undivided PARTNERSHIP INTEREST shall be owned and held by HFI, and ten percent (10%) undivided PARTNERSHIP INTEREST shall be owned and held by HCI.

      3 ARTICLE III. PURPOSES OF TASTEMAKER U.S.

         3.1 TASTEMAKER U.S. TASTEMAKER U.S. shall engage in the TASTEMAKER BUSINESS and other businesses and activities as are from time to time mutually agreed upon by the PARTNERS.

4 ARTICLE IV. CAPITAL CONTRIBUTIONS, PARTNERSHIP FINANCE AND DETERMINATION OF
  CAPITAL ACCOUNT ADJUSTMENT

      4.1 CAPITAL CONTRIBUTIONS. The PARTNERS have made or have caused to be made, and shall make or cause to be made, CAPITAL CONTRIBUTIONS or transfers to TASTEMAKER U.S. required by any existing or future written agreement signed by all of the PARTNERS. Except as otherwise provided in Section 8.9 hereof, no PARTNER shall be obligated to make any CAPITAL CONTRIBUTION or transfer to TASTEMAKER U.S., except as required by any existing or future written agreement signed by all of the PARTNERS.

      4.2 Capital Expenditures. The financing of capital expenditures shall be undertaken as directed by the PARTNERS' REPRESENTATIVES.

      4.3 Future Borrowings. The PARTNERSHIP may, as directed by the PARTNERS' REPRESENTATIVES, borrow funds and create liens against the property of TASTEMAKER U.S., including borrowings and liens related to or in connection with the TASTEMAKER DEBT.

      4.4 CAPITAL ACCOUNTS. TASTEMAKER U.S. shall maintain an individual CAPITAL ACCOUNT for each PARTNER. In the event on or before August 31, 1997 it is necessary to adjust the CAPITAL ACCOUNT of the PARTNERS pursuant to Section 1.6.C. hereof, the ADJUSTED AGGREGATE VALUE and the TASTEMAKER B.V. VALUE shall be determined in accordance with Sections 4.5 and 4.6, respectively, below.

      4.5 ADJUSTED AGGREGATE VALUE. The PARTNERS shall cause TASTEMAKER U.S. to prepare and deliver to each of the PARTNERS TASTEMAKER U.S.' good-faith estimates of the amounts of CURRENT ASSETS, CURRENT LIABILITIES and LONG-TERM LIABILITIES as of the ADJUSTMENT TIME, together with a calculation of the ESTIMATED ADJUSTED AGGREGATE VALUE as of the ADJUSTMENT TIME. Any adjustment to the PARTNER'S CAPITAL ACCOUNT shall initially be based upon the ESTIMATED TASTEMAKER U.S. VALUE determined using such ESTIMATED ADJUSTED AGGREGATE VALUE. Promptly thereafter the other PARTNERS, as of the ADJUSTMENT TIME, including all parties who were PARTNERS, shall cause TASTEMAKER U.S. to engage Coopers & Lybrand L.L.P. (the "ACCOUNTANTS") to conduct an audit of the CURRENT ASSETS, the CURRENT LIABILITIES and the LONG-TERM LIABILITIES as of the ADJUSTMENT TIME, and such PARTNERS shall use their best efforts to cause the ACCOUNTANTS to complete such audit and deliver to each of such PARTNERS and any former PARTNER as of the ADJUSTMENT TIME within sixty (60) days the ACCOUNTANTS' determination of CURRENT ASSETS, CURRENT LIABILITIES and LONG-TERM LIABILITIES as of the ADJUSTMENT TIME, and the WORKING CAPITAL ADJUSTMENT and LONG-TERM LIABILITIES ADJUSTMENT as of the ADJUSTMENT TIME, (collectively, the "ACCOUNTANTS' NET DETERMINATION"), together with the certification of the

ACCOUNTANTS that the balances of CURRENT ASSETS, CURRENT LIABILITIES and LONG-TERM LIABILITIES were determined in accordance with the terms of this AGREEMENT (the "ACCOUNTANTS' REPORT"). The fees and expenses of the ACCOUNTANTS in preparing the ACCOUNTANTS' REPORT shall be paid one-half by FRIES and one-half by HFI AND HCI. The PARTNERS shall have a period of sixty (60) days following receipt of the ACCOUNTANTS' REPORT to review the books and records of the COMPANIES for purposes of determining whether they agree with the ACCOUNTANTS' REPORT and the determination of the WORKING CAPITAL ADJUSTMENT, the LONG-TERM LIABILITIES ADJUSTMENT, CURRENT ASSETS, CURRENT LIABILITIES and LONG-TERM LIABILITIES set forth therein. If any PARTNER disagrees with either the WORKING CAPITAL ADJUSTMENT or the LONG-TERM LIABILITIES ADJUSTMENT determined based upon the ACCOUNTANTS' REPORT, such PARTNER (whether one or more than one, each a "DISPUTING PARTY") shall, at or before the end of such sixty
(60) day period, give to all other PARTNERS a written notice which shall set forth a detailed explanation of such DISPUTING PARTY'S disagreement with the determination of the WORKING CAPITAL ADJUSTMENT or the LONG-TERM LIABILITIES ADJUSTMENT set forth in the ACCOUNTANT'S REPORTS (or the amounts of CURRENT ASSETS, CURRENT LIABILITIES or LONG-TERM LIABILITIES used in the determination thereof), as well as an amount for each disputed item and a proposal based on such amounts for an amount that the DISPUTING PARTY believes to be more accurate than the ACCOUNTANTS' NET DETERMINATION. If both of HFI and HCI dispute the ACCOUNTANTS' REPORT, HFI and HCI may (but shall not be obligated to) submit a joint notice of dispute. If no PARTNER gives such notice within said sixty (60) day period, the WORKING CAPITAL ADJUSTMENT and the LONG-TERM LIABILITIES ADJUSTMENT determined by the ACCOUNTANTS and set forth in the ACCOUNTANTS' REPORT shall be deemed correct and conclusive for purposes of determining the ADJUSTED AGGREGATE VALUE. If any PARTNER timely disputes the ACCOUNTANTS' determination of either the WORKING CAPITAL ADJUSTMENT or the LONG-TERM LIABILITIES ADJUSTMENT (or the amounts of CURRENT ASSETS, CURRENT LIABILITIES or LONG-TERM LIABILITIES used in the determination thereof), the PARTNERS shall negotiate in good faith in an attempt to agree upon a resolution of such dispute for a period of thirty (30) days from the end of such sixty (60) day review period. If, notwithstanding the good faith efforts of the PARTNERS, the PARTNERS are unable to reach agreement, the items in the ACCOUNTANTS' REPORT that are in dispute (and only the disputed items) will be referred for final binding resolution to the United States national office of KPMG Peat Marwick LLP or, if KPMG Peat Marwick LLP is unwilling or unable, due to conflicts, to serve in such capacity, one of the six (6) largest United States certified public accounting firms which shall be mutually agreed upon by the PARTNERS hereto (or such other internationally recognized accounting firm as is agreed upon by the PARTNERS) and which shall exclude those firms that provide or have provided accounting services to any of the PARTNERS (the "ADJUSTMENT ARBITRATOR"). The items in dispute shall be determined by the ADJUSTMENT ARBITRATOR in accordance with the terms and provisions of this AGREEMENT, and the PARTNERS agree to use their best efforts to cause the ADJUSTMENT ARBITRATOR to render its decision within sixty
(60) days after the dispute has been referred to the ADJUSTMENT ARBITRATOR for resolution. The determination of the ADJUSTMENT ARBITRATOR shall be final and binding, and all PARTNERS shall be bound thereby and judgment upon such resolution may be entered in any court having requisite jurisdiction. The responsibility to pay the total fees and expenses (for the entire arbitration process described above as computed after the completion or termination of the arbitration) of the ADJUSTMENT ARBITRATOR shall be included as part of the award of the ADJUSTMENT ARBITRATOR, the PARTNERS hereby instructing the ADJUSTMENT ARBITRATOR to assess such fees and expenses to the PARTNER or PARTNERS whose position in such dispute was least supported by the determination of the ADJUSTMENT ARBITRATOR.

     4.6 TASTEMAKER B.V. VALUE. The PARTNERS shall cause TASTEMAKER B.V. to prepare and deliver to each of the PARTNERS the TASTEMAKER B.V.'S good-faith estimate of the TASTEMAKER B.V. CURRENT ASSETS, TASTEMAKER B.V. CURRENT LIABILITIES and TASTEMAKER B.V. LONG-TERM LIABILITIES as of the ADJUSTMENT TIME, together with a calculation of the ESTIMATED TASTEMAKER B.V. VALUE based upon such estimates. Any adjustment to a PARTNER'S CAPITAL ACCOUNT shall initially be based upon the ESTIMATED TASTEMAKER U.S. VALUE determined using such ESTIMATED TASTEMAKER B.V. VALUE. Within thirty (30) days thereafter, the PARTNERS shall cause TASTEMAKER B.V. to prepare and deliver to the PARTNERS the balance sheet of TASTEMAKER B.V. as of the ADJUSTMENT TIME, together with a calculation of the TASTEMAKER B.V. WORKING CAPITAL ADJUSTMENT and the TASTEMAKER B.V. LONG-TERM LIABILITIES ADJUSTMENT, and the resulting TASTEMAKER B.V. VALUE. The PARTNERS shall have a period of thirty (30) days following receipt of such information to review the books and records of TASTEMAKER B.V. for purposes of determining whether they agree with the determination of the TASTEMAKER B.V. WORKING CAPITAL ADJUSTMENT and the TASTEMAKER B.V. LONG-TERM LIABILITIES ADJUSTMENT, and the TASTEMAKER B.V. VALUE calculated based thereon. If any of the PARTNERS disagrees with the TASTEMAKER B.V. WORKING CAPITAL ADJUSTMENT or the TASTEMAKER B.V. LONG-TERM LIABILITIES ADJUSTMENT, such PARTNER shall, at or before the end of such thirty (30) day review period, give to all other PARTNERS written notice which shall set forth a detailed explanation of such PARTNER'S disagreement with the determination of the TASTEMAKER B.V. WORKING CAPITAL ADJUSTMENT or the TASTEMAKER B.V. LONG-TERM LIABILITIES ADJUSTMENT. If a PARTNER timely disputes the determination of either the TASTEMAKER B.V. WORKING CAPITAL ADJUSTMENT or the TASTEMAKER B.V. LONG-TERM LIABILITIES ADJUSTMENT, the PARTNERS shall negotiate in good faith in an attempt to agree upon a resolution of such dispute for a period of thirty (30) days from the end of such thirty (30) day review period. If notwithstanding the good faith efforts of the PARTNERS, the PARTNERS are unable to reach agreement, such dispute shall be resolved in accordance with
Section 6.5.B of this AGREEMENT.

      4.7 Partnership Services. TASTEMAKER U.S. may obtain services, not otherwise provided, under separate agreements with (1) any PARTNER or its respective AFFILIATES or SUBSIDIARIES; provided, however, that each such agreement shall be subject to the prior approval of the other PARTNERS; or (2) with third persons. All service agreements previously entered into with (1) any PARTNER or one of its AFFILIATES or SUBSIDIARIES (and approved by the other PARTNERS) or (2) a third person and in effect on the date hereof shall continue in effect in accordance with its terms.

5 ARTICLE V. CERTAIN TAX MATTERS. DISTRIBUTION OF PROFITS AND LOSSES, TAX
  ALLOCATIONS AND TERMINATION

     5.1 Distribution of Profits and Losses. Except as provided in Sections 5.2 and 5.3 hereof, each PARTNER shall share, in proportion to its PARTNERSHIP INTEREST, TASTEMAKER U.S." profits, taxable income and losses, capital gains and capital losses, cash flow, foreign tax credit, and any other business tax credits. The foreign SUBSIDIARIES of TASTEMAKER U.S., except in Mexico, have adopted and adhered to written dividend/distribution policies determined by the PARTNERS' REPRESENTATIVES and shall continue to adhere to such policies. Distributions from TASTEMAKER U.S. or the retention and use of funds in TASTEMAKER U.S. shall be determined by the PARTNERS' REPRESENTATIVES.

     5.2 Section 704(c) Tax Allocations.

            A. In accordance with Section 704(c) of the INTERNAL REVENUE CODE, except to the extent otherwise required by Treasury Regulations promulgated thereunder, gain or loss from the sale of any property contributed to the capital of TASTEMAKER U.S. shall, solely for tax purposes, be allocated first to the PARTNER contributing that property so as to take account of any remaining variation between the adjusted basis of such property to TASTEMAKER U.S. for federal income tax purposes and its AGREED VALUE; and depreciation deductions attributable to contributed property shall, solely for tax purposes, be allocated so as to take account of any variation between the adjusted basis of such property to TASTEMAKER U.S. for federal income purposes and its initial AGREED VALUE by allocating such depreciation deductions first to the PARTNER not contributing such property in an amount equal to the depreciation that would be allowable to that PARTNER were the adjusted basis of such property equal to its initial AGREED VALUE, and thereafter to the contributing PARTNER. Allocations of AGREED VALUE among subclasses of assets (primarily vintage accounts of fixed assets) shall be based upon the methodology agreed upon by the PARTNERS at the formation of TASTEMAKER U.S.

            B. Except as provided under Section 5.3 hereof, in the event the AGREED VALUE of any PARTNERSHIP property is adjusted pursuant to Section 1.3 C. hereof, subsequent allocations of gain, loss, and depreciation with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its AGREED VALUE in the same manner as under Section 5.2 A hereof.

            C. Any elections (including an election to adjust the basis of TASTEMAKER U.S. property in the manner provided under Sections 734(b) and 743(b) of the INTERNAL REVENUE CODE) or other decisions relating to such allocations shall be made by the PARTNERS' REPRESENTATIVES in any manner that reasonably reflects the purpose and intention of this AGREEMENT. Allocations pursuant to Sections 5.2 hereof are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any PARTNER"S CAPITAL ACCOUNT or share of profits, losses, other items, or distributions pursuant to any provision of this AGREEMENT.

     5.3 Section 754 Adjustments. To the extent an adjustment to the tax basis of any asset pursuant to Sections 734(b) or 743(b) of the INTERNAL REVENUE CODE is required pursuant to Treasury Regulation Section 1.704-1(b) (2) (iv) (m) to be taken into account in determining CAPITAL ACCOUNTS, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specifically allocated to the PARTNERS in a manner consistent with Treasury Regulations.

     5.4 Tax Matters Partner. Subject to the provisions hereof, FRIES is designated as the Tax Matters Partner (as defined in Section 6231 of the INTERNAL REVENUE CODE) and is authorized and required to represent TASTEMAKER U.S. (at TASTEMAKER U.S." expense) in connection with all examinations of TASTEMAKER U.S." affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend TASTEMAKER U.S. funds for professional services and costs associated therewith. Each of HCI and HFI agrees to cooperate with FRIES and to do or refrain from doing any or all things reasonably required by FRIES to conduct such proceedings. To the extent practicable, FRIES shall provide HCI and HFI with copies of the relevant documents and communications related to such Tax Matters. Upon the earliest to occur of a FRIES WITHDRAWAL or a SALE OF FRIES, then forthwith FRIES shall cease being and serving as the Tax Matters Partner and HFI shall forthwith become and at all times thereafter serve as the Tax Matters Partner.

6  ARTICLE VI.  The PARTNERS' REPRESENTATIVES

     6.1 Part Of TASTEMAKER GROUP. The PARTNERS desire that TASTEMAKER U.S. continue to be conducted as part of the TASTEMAKER GROUP. In order to promote the efficiency, profitability and effectiveness of TASTEMAKER U.S. and in recognition of the integrated relationship of the members of the TASTEMAKER GROUP, the PARTNERS agree that their interests in TASTEMAKER U.S. shall continue to be managed and administered by the PARTNERS' REPRESENTATIVES, including providing input, guidance and whatever else may be required in connection with and in furtherance of the conduct of TASTEMAKER U.S.

     6.2 Governance.

            A. Governance Prior To A FRIES WITHDRAWAL Or SALE OF FRIES: Prior to the FRIES WITHDRAWAL DATE and until the date that is two (2) days after a SALE OF FRIES, this Section 6.2 A shall govern and Sections 6.2 B and 6.2 C shall be of no force or effect. The business and affairs of TASTEMAKER U.S. shall be managed by and be under the general charge, control and direction of four (4) PARTNERS' REPRESENTATIVES. Two (2) PARTNERS' REPRESENTATIVES shall be appointed jointly by HCI and HFI acting jointly, and two (2) PARTNERS' REPRESENTATIVES shall be appointed by FRIES. Each of the PARTNERS' REPRESENTATIVES as of the date hereof shall continue to serve in such capacity until he retires, dies, resigns, is removed or otherwise ceases to be a PARTNERS' REPRESENTATIVE. Each PARTNERS' REPRESENTATIVE that was appointed by HFI prior to the date hereof shall be treated as having been appointed by HFI and HCI acting jointly. The Chief Executive Officer of TASTEMAKER U.S. (the "CEO") shall be invited to all meetings of the PARTNERS' REPRESENTATIVES; however, such officer shall be an ex-officio, non-voting attendee. Any PARTNERS' REPRESENTATIVE may place items on the agenda for consideration by the PARTNERS' REPRESENTATIVES. A quorum at all meetings of the PARTNERS' REPRESENTATIVES shall consist of at least one PARTNERS' REPRESENTATIVE appointed jointly by HCI and HFI and at least one PARTNERS' REPRESENTATIVE appointed by FRIES. The unanimous vote of PARTNERS' REPRESENTATIVES shall be necessary for the passage of any resolution or for any other action by the PARTNERS' REPRESENTATIVES (except adjournment of a meeting where less than a quorum is present). A vacancy in the PARTNERS' REPRESENTATIVES, whether caused by retirement, death, resignation, removal or other reason, shall be filled within sixty (60) days after the creation of such vacancy and shall be filled by appointment by the PARTNER or PARTNERS, as the case may be, that appointed the departed PARTNERS' REPRESENTATIVE to the position which has become vacant.

            B. Governance After SALE OF FRIES. Prior to the FRIES WITHDRAWAL DATE and from and after the date that is two (2) days after a SALE OF FRIES, this Section 6.2 B. shall become effective and operative for all purposes and
Section 6.2 A. and

Section 6.2 C. shall be of no force and effect. The business and affairs of TASTEMAKER U.S. shall be managed by and be under the general charge, control and direction of the four (4) PARTNERS' REPRESENTATIVES. Three (3) PARTNERS' REPRESENTATIVES shall be appointed jointly by HCI and HFI, and one (1) PARTNERS' REPRESENTATIVE shall be appointed by FRIES. The CEO shall be invited to all meetings of the PARTNERS' REPRESENTATIVES; however, such officer shall be an ex-officio, non-voting attendee. Any PARTNERS' REPRESENTATIVE (with the prior approval of the CHAIR) may place items on the agenda for consideration by the PARTNERS' REPRESENTATIVES. A quorum at all meetings of the PARTNERS' REPRESENTATIVES shall consist of three PARTNERS' REPRESENTATIVES. The affirmative vote of three PARTNERS' REPRESENTATIVES shall be necessary for the passage of any resolution or for any other action by the PARTNERS' REPRESENTATIVES (except adjournment of a meeting where less than a quorum is present). A vacancy in the PARTNERS' REPRESENTATIVES, whether caused by retirement, death, resignation, removal or other reason, shall be filled within sixty (60) days after the creation of such vacancy and shall be filled by the PARTNER or PARTNERS, as the case may be, that appointed the departed PARTNERS' REPRESENTATIVE to the position which has become vacant.

            C. Governance After FRIES WITHDRAWAL DATE. Upon and after the FRIES WITHDRAWAL DATE, this Section 6.2 C. shall become effective and operative for all purposes, and Sections 6.2 A. and 6.2 B. shall be of no force and effect. The business and affairs of TASTEMAKER U.S. shall be managed by and be under the general charge, control and direction of four (4) PARTNERS' REPRESENTATIVES. Three (3) PARTNERS' REPRESENTATIVES shall be appointed by HFI, and one (1) PARTNERS' REPRESENTATIVE shall be appointed by HCI. The CEO shall be invited to all meetings of the PARTNERS' REPRESENTATIVES; however, such officer shall be an ex-officio, non-voting attendee. Any PARTNERS' REPRESENTATIVE (with the prior approval of the CHAIR) may place items on the agenda for consideration by the PARTNERS' REPRESENTATIVES. A quorum at all meetings of the PARTNERS' REPRESENTATIVES shall consist of three PARTNERS' REPRESENTATIVES. The affirmative vote of three PARTNERS' REPRESENTATIVES shall be necessary for the passage of any resolution or for any other action by the PARTNERS' REPRESENTATIVES (except adjournment of a meeting where less than a quorum is present). A vacancy in the PARTNERS' REPRESENTATIVES, whether caused by retirement, death, resignation, removal or other reason, shall be filled within sixty (60) days after the creation of such vacancy and shall be filled by appointment by the PARTNER that appointed the departed PARTNERS' REPRESENTATIVE to the position which has become vacant.

      6.3 Alternate Representatives. HCI and HFI (acting individually or jointly) or FRIES, whichever may be the case pursuant to Section 6.2 hereof, may designate one or more persons to serve as alternates for each of their respective representatives on the PARTNERS' REPRESENTATIVES. The alternate PARTNERS' REPRESENTATIVE may act only in the absence of the member for whom he is serving as an alternate. The alternate member shall be entitled to attend meetings of the PARTNERS' REPRESENTATIVES, to vote and to exercise all the powers and rights of the absent member. Except as the PARTNERS' REPRESENTATIVES may determine otherwise from time to time, in the absence of the CEO, any OFFICER designated by the CEO for this purpose may attend, as the alternate for the CEO, meetings of the PARTNERS' REPRESENTATIVES.

      6.4 Principal Functions and Responsibilities of the PARTNERS' REPRESENTATIVES. The principal functions and responsibilities of the PARTNERS' REPRESENTATIVES on an on-going basis shall include the establishment, review, approval, amendment, adoption, termination, etc. of each and all aspects of the business, operation and activities of TASTEMAKER U.S. as the PARTNERS' REPRESENTATIVES may desire from time to time including:

            A. Major goals and policies of TASTEMAKER U.S., after full consideration of pertinent comments and recommendations of the officers and staff of TASTEMAKER U.S., including policies on investment, business ethics, finance and accounting, antitrust, health, safety and environment, government contracting and dealings, and such other policies as desired by the PARTNERS.

            B. The long-range and strategic plans of TASTEMAKER U.S.

            C. The business plan(s) of TASTEMAKER U.S., including financial forecasts, operating budgets and capital budgets.

            D. The performance of TASTEMAKER U.S. and each major division or subsidiary thereof.

            E. Any significant change in basic structure or direction of the business of PARTNERSHIP or any major division or subsidiary thereof, such as (1) getting into a new line of business and (2) getting out of an old line of business.

            F. Any significant matters, such as (1) dispositions, merger, liquidation, capitalization or decapitalization of any major division or subsidiary entity (whether corporation, partnership or other business organization form) of TASTEMAKER U.S.; (2) formation or acquisition of any entity or any equity interest, regardless of the form, manner, character or other aspect of such acquisition or entity, the contents of its charter and by-laws of such entity, and the election of its initial directors and their successors; (3) acquisition or divestiture of any business or real property, regardless of the form, manner, character or other aspect of such acquisition or divesture; and (4) granting or obtaining technology licenses, or for consideration to be paid, or received in a dollar amount or dollar equivalent in excess of U.S. $500,000 over the life of the license but not more than $1,000,000.

            G. Any human resource policy or plan, such as employee compensation policy, basic employee benefit plans, incentive plans, pension, profit sharing, stock purchase, stock option, management incentive compensation, performance shares, etc.

            H. The disposition or acquisition of any asset with a fair market value or book value, whichever is higher, in excess of U.S. $500,000 but not more than $1,000,000. If a group of assets is disposed of or acquired as a result of the TASTEMAKER U.S. decision, the said dollar limit (or equivalent thereof in local currency) shall include all such assets. However, the foregoing is not intended to require or imply individual PARTNERS' REPRESENTATIVES approval of employee transfers and relocations and similar matters done in the ordinary course of business and pursuant to normal policies, procedures and practices of TASTEMAKER U.S.

            I. Agreements, understandings and arrangements which are (1) not in the ordinary course of business (including take or pay contracts), or (2) over three (3) years in duration, or (3) involve annual payments of more than U.S. $500,000 or aggregate payments of more than U.S. $500,000 over the life of such agreement, understanding or arrangement.

            J. Distributions, return of capital, or other comparable payments to a PARTNER and/or its AFFILIATES or SUBSIDIARIES.

            K. With respect to TASTEMAKER U.S. financial condition:

                  (1) A (i) total annual maximum dollar limit for short-term indebtedness for borrowed money (i.e., maturity of one year or less), regardless of the form, manner, character or other aspect of such indebtedness (whether acquired through financial institutions, commercial paper, credit lines or otherwise); and (ii) preapproved list of banks and financial institutions.

                  (2) A (i) total annual maximum dollar limit for long-term indebtedness for borrowed money (i.e., maturity of greater than one year), regardless of the form, manner, character or other aspect of such indebtedness and provided, however, that notwithstanding such limit, any one or more related items of long-term indebtedness of more than U.S. $5,000,000 must be specifically approved by the PARTNERS' REPRESENTATIVES prior to any commitment or obligation for such indebtedness being created; and (ii) preapproved list of banks and financial institutions.

                  (3) The issuance of any new equity or equity equivalent, regardless of the form, or manner of such item or issuance;

                  (4) Any increase of U.S. $500,000 or more in any budget, and any one or more related operating or capital expenditures of U.S. $500,000 or more which is not in the operating or capital expenditures budget;

                  (5) The selection of the outside auditors for TASTEMAKER U.S. and review the performance of such auditors.

            L. Any agreement, understanding or arrangement and/or the terms and conditions for providing services between TASTEMAKER U.S. and one or more PARTNERS or their respective SUBSIDIARIES and AFFILIATES where such agreement, understanding or arrangement is either then outside the ordinary course of business, or involves annual payments of more than U.S. $500,000, or involves aggregate payments over its life of more than U.S. $500,000, or has a term greater than 36 months.

            M. Any amendments to the charter, by-laws or other formation or governing instrument of TASTEMAKER U.S. or its SUBSIDIARIES.

            N. Any initiation or settlement of any litigation or similar proceeding (including arbitration, administrative, equitable and other) involving claims or settlements by or against TASTEMAKER U.S. or its SUBSIDIARIES and exceeding or reasonably expected to exceed U.S. $500,000 but not more than U.S. $1,000,000.

            O. Recommend to the PARTNERS amendments or changes to this AGREEMENT.

            P. Appoint, compensate, terminate and review performance of the OFFICERS.

            Q. TASTEMAKER U.S. entering, making, executing, delivering, amending, performing and/or terminating agreements, papers, documents, undertakings, arrangements and transactions covering or relating to secrecy obligations, use restrictions, or similar restrictions or obligations arising out of or incidental to the ordinary and usual course of business of TASTEMAKER U.S., provided that:

           (1) in the case of secrecy obligations or use restrictions imposed on others with respect to information that TASTEMAKER U.S. deems proprietary or confidential, such agreements, papers, documents, undertakings, arrangements and transactions may require the receiving party to hold such information in confidence and/or limit its use thereof for any period determined by the CEO or his designee(s) as being the period during which the information has value to TASTEMAKER U.S.; and

           (2) in the case of secrecy obligations or use of restrictions imposed on TASTEMAKER U.S. with respect to third-party information that TASTEMAKER U.S. deems proprietary or confidential, such agreements, papers, documents, undertakings, arrangements and transactions shall not require TASTEMAKER U.S. to hold such information in confidence and/or limit its use thereof for any period in excess of ten (10) years; provided, however, that as to the purchase, lease or licensing of computer software, commitments to maintain information in confidence or to restrict the use thereof may be for any period of time that the CEO or his designee(s) deems reasonable under the circumstances.

      6.5   Binding Signatories of the PARTIES.

            A. Except as provided otherwise in this AGREEMENT and except as such powers and authorities may be limited or restricted from time to time in a NOTICE from the Chief Executive Officer of a PARTNER to the Chief Executive Officer of the other

PARTNERS, HCI and HFI (acting individually or jointly) and FRIES, whichever may be the case pursuant to Section 6.2 hereof, each hereby grants to its respective PARTNERS' REPRESENTATIVES and such PARTNERS' REPRESENTATIVES shall have and exercise (1) full power and authority to act on behalf of such granting PARTNER(S) in all matters related to TASTEMAKER U.S.; and (2) without limiting the generality of the foregoing (1), such ancillary power as may be necessary or convenient to exercise any powers or authorities described in the foregoing (1) or otherwise granted to the PARTNERS' REPRESENTATIVES by the PARTNERS. The powers of the PARTNERS' REPRESENTATIVES shall include the authority to do and perform, or cause to be done and performed, all such acts, deeds and things and to make, execute and deliver, or cause to be made, executed and delivered, all such agreements, undertakings, documents, instruments and certificates in the name and on behalf of TASTEMAKER U.S. and/or the PARTNERS in their respective capacity as general partners as the PARTNERS' REPRESENTATIVES may deem necessary or appropriate to effectuate or carry out fully the purpose or intent of any powers and authorities extended to the PARTNERS' REPRESENTATIVES hereunder. At all times while this AGREEMENT is in effect, any and all actions duly authorized, approved or taken by the PARTNERS' REPRESENTATIVES pursuant to this AGREEMENT shall be deemed to be the actions of the PARTNERS in their respective capacity as general partners. All powers and authorities of the PARTNERS' REPRESENTATIVES are additive and cumulative. The exercise, delegation or failure to exercise any power or authority shall not affect the right or ability of the PARTNERS' REPRESENTATIVES to exercise, delegate or fail to exercise the same or any other power or authority in a similar, dissimilar or other instance.

            B.    Deadlock and Resolution Thereof.

                  (i) Deadlock Definition . A deadlock shall be deemed to have occurred among the PARTNERS' REPRESENTATIVES only during the period prior to the FRIES WITHDRAWAL DATE and until the date that is two (2) days after a SALE OF FRIES and only if a PARTNERS' REPRESENTATIVE declares a deadlock after either
(1) at two (2) successive duly called meetings (whether regular or special) of the PARTNERS' REPRESENTATIVES, with at least thirty (30) days between such meetings, the PARTNERS' REPRESENTATIVES have rejected or failed to pass a proposal for action by a vote in which the PARTNERS' REPRESENTATIVES of either of (i) FRIES or (ii) HCI and HFI voted for and the other PARTNERS' REPRESENTATIVES voted against such proposal; or (2) for two (2) successive duly called meetings of the PARTNERS' REPRESENTATIVES with at least thirty (30) days between such meetings all of the PARTNERS' REPRESENTATIVES (or alternates) of one PARTNER fail to attend such meetings.

                  (ii) Deadlock Resolution.

            (a) Resolution Panel. Prior to the FRIES WITHDRAWAL DATE and until the date that is two (2) days after a SALE OF FRIES, this Section 6.5 B (ii) shall be effective and operative for all purposes and Section 6.5 B (iii) shall be of no force and effect. In the event of a dispute hereunder, including any deadlock of the PARTNERS' REPRESENTATIVES, any PARTNER may give a NOTICE to the other PARTNERS requesting that the RESOLUTION PANEL (as defined below) try in good faith to negotiate a resolution of (but without any obligation to resolve) such dispute. Upon the receipt of such NOTICE by the other PARTNERS, the RESOLUTION PANEL shall promptly commence and diligently pursue such good faith negotiations for a period of not longer than sixty (60) days (unless the RESOLUTION PANEL agrees to a longer period).

                        1. The RESOLUTION PANEL shall consist of two members, of which one member shall be the Chief Executive Officer or Chief Operating Officer of HERCULES, and the other member shall be the Chief Executive Officer or Chief Operating Officer of MALLINCKRODT (the "RESOLUTION PANEL"). The RESOLUTION PANEL may only act by the affirmative vote of both its members.

                        2. Not later than fifteen (15) days after the said NOTICE, each PARTNER shall submit to the other PARTNERS a written statement of three to five single sided, single spaced, 8 1/2 by 11 pages, setting forth its description of the dispute and of the respective positions of the PARTNERS on such dispute; and its recommended resolution and the reasons why it feels its recommended resolution is fair and equitable in light of the letter and spirit of this AGREEMENT and the interests of the PARTNERS in the long term conduct of TASTEMAKER U.S. The submission and exchange of such written statements of the PARTNERS shall be simultaneous.

                        3. If the dispute continues unresolved for a period of fifteen (15) days (or such longer period as the RESOLUTION PANEL may otherwise agree upon) after the simultaneous exchange of such written statements, then the RESOLUTION PANEL shall promptly convene a hearing in Wilmington, Delaware, if FRIES sent the said NOTICE and in St. Louis, Missouri, if either HCI or HFI sent the said NOTICE; and at such hearing, each of FRIES and of HCI and HFI acting jointly shall have at least two (2) hours to present its or their case.

                        4. If the RESOLUTION PANEL renders an agreed resolution on the matter in dispute, then all PARTNERS shall be bound thereby, and if the RESOLUTION PANEL does not agree on a resolution, then the matter shall be submitted forthwith to binding arbitration under Section 6.5 B (ii) (b).

                  (b)   Binding Arbitration.

                        1. All disputes arising under or in connection with this AGREEMENT, including any deadlock of the PARTNERS' REPRESENTATIVES, shall first be subject to submission to the RESOLUTION PANEL pursuant to Section 6.5 B (ii)
(a) and if the RESOLUTION PANEL does not agree on a resolution, then forthwith SUCH DISPUTE SHALL BE FINALLY SETTLED BY ARBITRATION IN ACCORDANCE WITH THE THEN EXISTING COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION, AND JUDGMENT UPON THE AWARD RENDERED BY THE ARBITRATOR(S) MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF, subject to (I) through (VIII) below.

                        (I) Upon the request of any PARTNER, the Arbitration shall be conducted under the expedited rules of the American Arbitration Association for commercial arbitrations.

                        (II) The Arbitrators shall be three independent arbitrators, with one appointed by each of HFI and FRIES, and the two appointees selecting the third arbitrator in accordance with the said Rules. If either HFI or FRIES fails to select an arbitrator within ten (10) days after notice of such failure from the other or the American Arbitration Association, then the American Arbitration Association shall appoint such arbitrator, meeting the same qualification as that for the third arbitrator. The third arbitrator shall be someone who is then holding or within the immediately preceding three (3) years has held the position of Chief Executive Officer or Chief Financial Officer in a Fortune 500 company. If the two appointees are unable to agree on the third arbitrator, then the American Arbitration Association shall select the same using the foregoing qualification.

                        (III) The arbitration hearing shall be held in New York, New York, at such date, time and place as established by the Arbitrators.

                        (IV) The Arbitrators shall have power to rule on their own competency and on the validity of this AGREEMENT to make reference to arbitration.

                        (V) Not later than forty-five (45) days after the conclusion of the arbitration hearing, but prior to the rendering of any arbitral award, each of FRIES and HCI and HFI acting jointly shall submit to the Arbitrators a written statement of its (i) understanding of and view of the PARTNERS' respective position on the disputes, and (ii) recommendation as to a fair and equitable resolution of the dispute and the reasons why it believes such resolution is fair and equitable. In reaching a decision on any dispute hereunder, the Arbitrators MUST fashion their arbitral award from the said recommendations submitted by the PARTNERS by accepting the recommendation of either the FRIES or HCI and HFI acting jointly in whole or by accepting some part of each recommendation.

                        (VI) Each PARTNER shall take or cause to be taken all reasonable action to facilitate the conduct of the arbitration and the rendering of the arbitral award at the earliest possible date.

                        (VII) The Arbitrators must give a written opinion setting forth the basis of their decision.

                        (VIII) The cost of the Arbitration shall be borne and paid by the PARTNERS in proportion to their respective PARTNERSHIP INTERESTS.

                  (iii) Dispute Resolution After FRIES WITHDRAWAL DATE or SALE OF FRIES. From and after the earlier of the FRIES WITHDRAWAL DATE or the date that is two (2) days after a SALE OF FRIES, the provisions of this Section 6.5 B
(iii) shall become effective and operative for all purposes and Section 6.5 B
(ii) shall be of no force and effect. Any and all disputes hereunder shall be submitted to and conclusively and exclusively resolved by the chief executive officer of HERCULES, and the decision of the chief executive officer of HERCULES shall be final and binding on all of the PARTNERS.

            C. Emergency Action. Notwithstanding anything to the contrary in the powers and authorities granted by the PARTNERS to the CEO and the OFFICERS, in the event of an emergency involving the employees or facilities of TASTEMAKER U.S., the CEO or his designee OFFICERS with appropriate functional responsibility for the matter(s) in question may take, acting individually or jointly, all reasonable actions necessary to properly deal with such emergency. Immediately following the occurrence of any such emergency, the CEO or the OFFICERS so acting shall notify the PARTNERS' REPRESENTATIVES to detail the actions taken and the results thereof and to obtain further authority or ratification as may be reasonably required.

      6.6 Action by Members Without a Meeting. Any action required or permitted to be taken at any meeting of the PARTNERS' REPRESENTATIVES may be taken without a meeting if the PARTNERS' REPRESENTATIVES necessary to take such action at a meeting of the PARTNERS' REPRESENTATIVES consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the PARTNERS' REPRESENTATIVES.

      6.7 Regular Meetings. Regular meetings of the PARTNERS' REPRESENTATIVES shall be held not less than eight (8) times each year and at such dates, times and places as the PARTNERS' REPRESENTATIVES may determine from time to time. A NOTICE of the business to be considered at a meeting shall be given by the CHAIR (or, in his absence, the VICE-CHAIR) to the PARTNERS' REPRESENTATIVES at least seven (7) business days prior to the date of such meeting.

      6.8 Special Meetings. Special meetings of the PARTNERS' REPRESENTATIVES may be held at any time or place whenever called by the CHAIR (or, in his absence, the VICE-CHAIR) of the PARTNERS' REPRESENTATIVES or any PARTNERS' REPRESENTATIVE. A NOTICE thereof shall be given by such CHAIR or VICE-CHAIR to the PARTNERS' REPRESENTATIVES at least seven (7) business days prior to the date of such special meeting. The NOTICE of the special meeting shall set forth the matters to be considered, and at such special meeting, only those matters can be considered; unless all of the PARTNERS' REPRESENTATIVES agree otherwise.

      6.9 Waiver of Notice of Meetings. Whenever notice is required to be given by law or under any provisions of this Article, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. The matters to be considered, and the purpose of regular and special meetings of the PARTNERS' REPRESENTATIVES shall be indicated in any written waiver of notice to the extent such items must be specified in the notice.

      6.10  Participation in Meetings by Conference Telephone

Permitted. The PARTNERS' REPRESENTATIVES may participate in a meeting of the PARTNERS' REPRESENTATIVES by means of conference telephone or similar communications equipment so long as all persons participating in the meeting can hear each other; and participation in a meeting pursuant to this Section shall constitute presence in person at such meeting.

      6.11 Interested Members.

            A. The PARTNERS understand that each PARTNERS' REPRESENTATIVE is appointed by and is a representative of the PARTNER(s) appointing such member and may be an officer or director of such appointing PARTNER(s) or its AFFILIATES or SUBSIDIARIES. In serving as the PARTNERS' REPRESENTATIVES, such PARTNERS' REPRESENTATIVE may consider and represent the interests of such appointing PARTNER(s) and its AFFILIATES and SUBSIDIARIES, and no PARTNER or PARTNERS' REPRESENTATIVE shall have individual or personal liability to the other PARTNER(s) or TASTEMAKER U.S. because such member considers or represents such interests.

            B. No contract or transaction between TASTEMAKER U.S. and one or more PARTNERS' REPRESENTATIVES or members of TASTEMAKER U.S." management, or between the foregoing and any corporation, partnership, association or other organization in which one or more of such members serve in a similar capacity or have a financial interest, or between TASTEMAKER U.S. and any one or more of the PARTNERS, or any corporation, partnership, association or other organization in which such appointing PARTNER or its AFFILIATES or SUBSIDIARIES has a financial interest shall be void or voidable because of the positions or financial interests of any such PARTNERS' REPRESENTATIVE, or because of any such PARTNERS' REPRESENTATIVE is present at or participates in the meeting of the PARTNERS' REPRESENTATIVES, or because any such representative"s vote is counted for such purpose. Common or interested representatives may be counted in determining the presence of a quorum at a meeting of the PARTNERS' REPRESENTATIVES which authorizes any contract or any transaction.

            C. HCI, HFI and FRIES each shall be solely liable for the actions of the PARTNERS' REPRESENTATIVES appointed by such PARTNER. No PARTNER shall bring an action against any of the PARTNERS' REPRESENTATIVES for actions taken as a member or related to his position as a member, except for actions based on a knowing criminal act.

            D. In each and all instances where a matter comes before the PARTNERS' REPRESENTATIVES and a representative realizes or reasonably should realize that interests of TASTEMAKER U.S. are in conflict with the interest of the PARTNER(s) appointing such representative or of such PARTNER"s AFFILIATES and SUBSIDIARIES, then prior to acting on such matter, such representative shall inform each of the PARTNERS' REPRESENTATIVES of the existence (but not the details) of such conflict and indicate that in acting upon such matter, such representative will seek to protect, foster or further the interest of such PARTNER, AFFILIATES or SUBSIDIARIES. Upon such disclosure, the PARTNERS' REPRESENTATIVES of the other PARTNER(s) shall have the right to have such matter tabled until the next meeting of the PARTNERS' REPRESENTATIVES, and the PARTNER making such disclosure shall vote in favor of such tabling of the matter. A PARTNERS' REPRESENTATIVE shall have no personal liability for a failure to make such disclosure, except for a knowing criminal act; however, the PARTNER appointing such representative shall be fully responsible and liable for such failure. No claims brought for breach of this Section shall be subject to indemnification by TASTEMAKER U.S. in any respect whether by insurance or otherwise.

      6.12  Indemnification.

            A. TASTEMAKER U.S. shall, and is hereby obligated to, indemnify each PARTNERS' REPRESENTATIVE and each of the OFFICERS (such PARTNERS' REPRESENTATIVES and officers being individually and collectively, as the case may be, the "Indemnitees") to the full extent then permitted by governing law against expenses (including attorneys" fees), judgments, fines, and amounts paid in settlement, in each and every situation where TASTEMAKER U.S. is obligated or permitted to make such indemnification under such law; provided, however, that under all circumstance such indemnification shall not apply to any situation involving or arising from a failure to make a disclosure under or actions in breach of Section 6.11 hereof.

            B. The indemnification in the foregoing Paragraph A. shall inure to the benefit of the Indemnitees whether or not the claim asserted is based on matters which antedate the date of this AGREEMENT. Such right shall continue as to persons who have ceased to be such a member or officer and shall inure to the benefit of the heirs and personal representatives of such person. Such indemnification shall be primary to and called upon prior to any other indemnification which the Indemnitees may have or be entitled.

      6.13 Advance of Expenses. Expenses incurred in defending any proceeding (other than a proceeding involving or arising from a failure to make a disclosure under or actions in breach of Section 6.11 hereof) shall be advanced by TASTEMAKER U.S. before the final disposition of the proceeding on receipt of an undertaking by or on behalf of the affected Indemnitees to repay the amount of the advance if it shall ultimately be determined that the Indemnitees are not entitled to be indemnified as authorized in Section 6.12 hereof.

      6.14 Insurance. Initially, TASTEMAKER U.S. shall procure, purchase and maintain insurance (e.g. directors and officers liability) on behalf of the Indemnitees against any liability that may be asserted against or incurred by the Indemnitees in their respective capacity as such a member or officer or of the governing body of another enterprise, if serving at the request of TASTEMAKER U.S., whether or not TASTEMAKER U.S. would have the power to indemnify the Indemnitees against that liability under the provisions of Section
6.12 hereof. Such insurance shall be primary to and called upon prior to any other insurance which the Indemnitees may have or be entitled.

      6.15  The CHAIR and the VICE-CHAIR.

            A. Prior To FRIES WITHDRAWAL DATE And SALE OF FRIES.

Prior to the FRIES WITHDRAWAL DATE and the date that is two (2) days after a SALE OF FRIES, this Section 6.15 A. shall be operative and effective for all purposes and Section 6.15 B. shall be of no force and effect. As of the date hereof, the chairperson of the PARTNERS' REPRESENTATIVES (herein the "CHAIR") is Mack G. Nichols; who was appointed from among the PARTNERS' REPRESENTATIVES appointed by FRIES, and the vice-chairperson of the PARTNERS' REPRESENTATIVES (herein the "VICE-CHAIR") is R. Keith Elliott; who was appointed from among the PARTNERS' REPRESENTATIVES appointed by HFI. Upon the expiration of such current terms, the CHAIR shall be appointed from among PARTNERS' REPRESENTATIVES appointed by HCI and HFI acting jointly, and the VICE-CHAIR shall be appointed from among PARTNERS' REPRESENTATIVES appointed by FRIES and the term of such CHAIR and VICE-CHAIR each shall be four (4) years. Thereafter, this alternating pattern shall continue whereby the CHAIR and the VICE-CHAIR shall be appointed by the PARTNERS in an alternating fashion for four-year terms wherein either FRIES or HCI and HFI acting jointly ("A") selects the CHAIR and the other ("B") selects the VICE-CHAIR, and then for the next term, "A" selects the VICE-CHAIR and "B" selects the CHAIR. Notwithstanding anything to the contrary, the same PARTNER may not appoint the CHAIR in any two consecutive terms.

            B. After A SALE Of FRIES Or FRIES WITHDRAWAL DATE. From and after the earlier of the FRIES WITHDRAWAL DATE or the date that is two (2) days after a SALE OF FRIES, this Section 6.15 B. shall become effective and operative for all purposes and Section 6.15 A. shall be of no force and effect. The chairperson of the PARTNERS' REPRESENTATIVES (herein the "CHAIR") and the vice-chairperson of the PARTNERS' REPRESENTATIVES (hereinafter the "VICE-CHAIR") shall be appointed from among the PARTNERS' REPRESENTATIVES appointed by HCI and/or HFI. The term of the initial CHAIR and VICE-CHAIR each shall be four (4) years. After such initial four-year term, the respective term(s) of the CHAIR and the VICE-CHAIR shall be as determined by the PARTNERS' REPRESENTATIVES from time to time. If at the time this Section 6.15 B. becomes operative and effective, the incumbent CHAIR and/or VICE-CHAIR is a PARTNERS' REPRESENTATIVE appointed by FRIES then such incumbent(s) shall immediately resign or be expelled and shall be replaced in such office(s) by PARTNERS' REPRESENTATIVE(S) appointed by HCI and/or HFI.

            C. The CHAIR shall have such duties, responsibilities, powers and authorities as may, from time to time, be assigned to him by the PARTNERS' REPRESENTATIVES. All powers and authorities granted to the CHAIR are cumulative and may be delegated to other member(s) of the PARTNERS' REPRESENTATIVES as the CHAIR deems appropriate, and even if delegated, the CHAIR may still exercise such powers and authorities.

            D. The VICE-CHAIR shall have such duties, responsibilities, powers and authorities as may, from time to time, be assigned to him by the PARTNERS' REPRESENTATIVES, as may be delegated or assigned to him by the CHAIR, or as may be provided by law. Except as the PARTNERS' REPRESENTATIVES or the CHAIR may from time to time determine otherwise, the VICE-CHAIR, in the absence of the CHAIR, shall exercise the authorities and powers and carry out the duties and responsibilities of the CHAIR until the return of the CHAIR.

      6.16 Governing Documents. TASTEMAKER U.S. shall adopt such documents, resolutions, etc. that are consistent with the provisions of this AGREEMENT. Except to the extent prohibited by law, in the event of a conflict between such documents and this AGREEMENT, this AGREEMENT shall control.

7  ARTICLE VII.  PARTNERSHIP MANAGEMENT GROUP

      7.1   THE OFFICERS.

            A. The PARTNERS' REPRESENTATIVES, from time to time, shall appoint and/or terminate the OFFICERS of TASTEMAKER U.S. (individually and collectively herein the "OFFICERS") and determine the duties and powers of the OFFICERS in accordance with this Article. The OFFICERS as of the date hereof shall continue to serve in their present capacities. The OFFICERS (including the OFFICERS as of the date hereof) shall serve at the pleasure of the PARTNERS' REPRESENTATIVES and shall be the senior management of TASTEMAKER U.S. The OFFICERS consist of the following positions: (1) President, who shall be the Chief Executive Officer (the "CEO"); (2) Vice President, Finance and Control, who shall be the Chief Financial Officer (the "CFO")" (3) Vice President, International; and (4) Vice President, U.S. and Canada; and (5) Vice President, Secretary and General Counsel.

            B. The CEO and the CFO. The CEO and CFO as of the date hereof were appointed pursuant to the terms of the OLD PARTNERSHIP AGREEMENT and they shall continue to serve as CEO and CFO respectively until they retire, resign or are removed from such offices. Any successor or future CEO or CFO shall be appointed from time to time, at such times and from such persons as the PARTNERS' REPRESENTATIVES may desire or determine.

            C. The CEO has been and shall be given by the PARTNERS' REPRESENTATIVES such authority as the PARTNERS' REPRESENTATIVES deem adequate for the CEO to manage the day-to-day affairs of TASTEMAKER U.S. in the ordinary course of business. Except as the PARTNERS' REPRESENTATIVES may determine otherwise, the powers and authorities of the CEO shall be cumulative and may be delegated by the CEO as he reasonably deems appropriate, and even if delegated, the CEO may still exercise such delegated powers and authorities. It is expected that the CEO will delegate appropriate and adequate powers and authorities to the other OFFICERS to enable them to properly carry out their duties and responsibilities. At all times, the powers and authorities of the CEO and other OFFICERS shall be subject and subordinate to this AGREEMENT and the duties, powers and authorities of the PARTNERS' REPRESENTATIVES. The CEO shall report to the PARTNERS' REPRESENTATIVES and, except as the PARTNERS' REPRESENTATIVES may determine otherwise from time to time, the other OFFICERS shall report to the CEO. In the periods between the meetings of the PARTNERS' REPRESENTATIVES, the CEO shall report to and interface jointly with the CHAIR and the VICE-CHAIR.

      7.2 Delegations of Authorities. The PARTNERS' REPRESENTATIVES have adopted and shall adopt from time to time delegation(s) of authorities to be granted by the PARTNERS' REPRESENTATIVES to the CEO and have approved and shall approve the delegations of authority to be granted by the CEO to the other OFFICERS. The delegation of authorities approved as of the date hereof shall continue in force until otherwise modified pursuant to the terms of this Section 7.2. Changes in the authorities of the CEO may be made from time to time by the PARTNERS' REPRESENTATIVES. Changes in the authorities of the other OFFICERS may be made from time to time by the PARTNERS' REPRESENTATIVES or by the CEO after prior consultation with the CHAIR and the VICE-CHAIR. In the event of a conflict between the directions, instructions, powers, authorities, etc. given or granted by the PARTNERS' REPRESENTATIVES and the CEO, those of the PARTNERS' REPRESENTATIVES shall control. The PARTNERS REPRESENTATIVES shall cause the preparation and adoption of such corporate or PARTNERSHIP resolutions, and taking of such other action as the PARTNERS' REPRESENTATIVES deem necessary, appropriate or convenient to implement the respective delegations of authorities as are granted from time to time to the CEO and/or the other OFFICERS.

      7.3 TASTEMAKER U.S. Staff. The CEO shall appoint or, through delegation to other OFFICERS, cause to be appointed an operating staff sufficient for the conduct of the day-to-day affairs of TASTEMAKER U.S. and, from time to time, shall delegate or cause or approve the delegation to such staff of such powers and authorities as the CEO reasonably deems appropriate and adequate to enable such staff to properly carry out their respective duties and responsibilities; provided, however, that in no event may the CEO grant or delegate or permit the granting or delegation of more or different powers or authorities than those granted or delegated to the CEO by the PARTNERS' REPRESENTATIVES.

      7.4 Forecasts, Budgets, and Plans. The CEO shall be responsible for the preparation of forecasts and annual budgets, business plans and strategic plans (e.g., long-range plans) as the PARTNERS' REPRESENTATIVES may determine from time to time and shall submit such budgets and plans to the PARTNERS' REPRESENTATIVES for its approval. The form, level of detail, timing of submission and other details of such forecasts, budgets, plans and submission shall be as determined from time to time by the PARTNERS' REPRESENTATIVES.

      7.5 Effect of Approval. Except as otherwise agreed or directed by the PARTNERS' REPRESENTATIVES, when the annual business plan(s) and annual capital budget(s) have been approved by the PARTNERS' REPRESENTATIVES, each and all the individual or line items therein shall still be subject to the delegations of authority from the PARTNERS' REPRESENTATIVES to the CEO.

8  ARTICLE VIII.  TRANSFER OF PARTNERSHIP INTEREST; FRIES
                  WITHDRAWAL; SALE OF FRIES

      8.1   Transfer of PARTNERSHIP INTEREST.

      A. Subject to Paragraphs B and C of this Section and except in accordance with this AGREEMENT or with the prior written consent of the other PARTNERS in no event shall a PARTNER directly or indirectly undertake to, attempt or in fact
(1) sell, assign, transfer or otherwise dispose of all or any part of its PARTNERSHIP INTEREST or (2) terminate or dissolve TASTEMAKER U.S.

      B. Subject to Paragraph C of this Section and notwithstanding Paragraph A of this Section , a PARTNER may transfer all or part of its PARTNERSHIP INTEREST to a person which owns one hundred percent of such PARTNER or which is owned one hundred percent by such PARTNER, at any time without the consent of the other PARTNERS provided that (i) such PARTNER shall give written notice of such transfer to the other PARTNERS prior to or within a reasonable period (but not more than thirty days) after the effective date of such transfer, and (ii) in case of a transfer of partial interest, then effective as of the date of such transfer, such PARTNER and its transferee shall be deemed to and must act jointly on all matters of governance of TASTEMAKER U.S. including matters referred to in or covered by Article VI hereof.

      C. Notwithstanding anything to the contrary including Paragraphs A and B of this Section , a PARTNER may not directly or indirectly sell, assign, transfer or otherwise dispose of all or, within any twelve month period, any part in excess of ten percent (10%) of its PARTNERSHIP INTEREST unless such sale, assignment, transfer or disposition will not cause TASTEMAKER U.S. to terminate as a partnership for U.S. income tax purposes pursuant to applicable income tax laws including Section 708 of the INTERNAL REVENUE CODE, and the transferor PARTNER shall furnish to TASTEMAKER U.S. an opinion of competent tax counsel (which counsel and opinion shall be satisfactory to TASTEMAKER U.S.) to such effect. A withdrawal of FRIES or of any AFFILIATE of FRIES in accordance with the provisions of Section 8.3 through 8.15 shall not constitute a sale, assignment, transfer or disposition of the PARTNERSHIP INTEREST of FRIES for purposes of this Paragraph C. If a PARTNER purports to make or makes a sale, assignment, transfer or disposal in violation of this Paragraph C and such action of such PARTNER causes a termination under the said income tax laws, such PARTNER shall defend, protect, indemnify and save harmless the other PARTNERS for any and all CLAIMS suffered by such other PARTNERS as a result of or relating to such termination including all income tax liabilities incurred by such other PARTNERS as a result of such termination.

      8.2 Withdrawal from TASTEMAKER U.S. Except for the withdrawal of FRIES in accordance with the provisions of Sections 8.3 through 8.11 or with the prior written consent of the other PARTNERS, in no event shall any PARTNER directly or indirectly undertake to, attempt or in fact withdraw from

TASTEMAKER U.S.

      8.3 Right to Withdraw. At any time prior to the earlier of (i) August 31, 1997, or (ii) the date that is thirty (30) days after the date of a SALE OF FRIES, FRIES and any AFFILIATE of FRIES to which FRIES assigned its PARTNERSHIP INTEREST in accordance with Sections 8.1 and 8.15 hereof, shall have and may exercise a right to withdraw from TASTEMAKER U.S. and have its entire PARTNERSHIP INTEREST redeemed as provided in Section 8.6 below; provided that such withdrawal and redemption are collective actions and one may not be taken without the other; such withdrawal and redemption are referred to herein as a "FRIES WITHDRAWAL."

      8.4 Notice of FRIES WITHDRAWAL. The FRIES WITHDRAWAL right granted under
Section 8.3 may be exercised only upon the giving by FRIES of a NOTICE thereof to the other PARTNERS. Such NOTICE must be received by such other PARTNERS on or before the earlier of (i) August 31, 1997 or (ii) the date that is thirty (30) days after the date of a SALE OF FRIES. Such NOTICE shall be delivered in accordance with Section 12.2 hereof. Any NOTICE of FRIES WITHDRAWAL not properly or timely given may nevertheless be accepted at the sole and absolute discretion of the intended recipient PARTNERS.

      8.5 Date of FRIES WITHDRAWAL. A FRIES WITHDRAWAL shall be effectuated at a closing on the date NOTICE is given by FRIES pursuant to Section 8.4 above; provided that NOTICE is given within two (2) days of a SALE of FRIES, and in all other events as soon as practicable after the giving of such NOTICE (such closing is referred to herein as the "WITHDRAWAL CLOSING"). Such closing date is referred to herein as the "FRIES WITHDRAWAL DATE." The FRIES WITHDRAWAL shall be effective on the FRIES WITHDRAWAL DATE subject to and upon completion of the WITHDRAWAL CLOSING.

      8.6 Redemption and Assumption of FRIES" Interest. If FRIES properly and timely exercises its right to withdraw from TASTEMAKER U.S., then at the WITHDRAWAL CLOSING and contemporaneous with and as part of such FRIES WITHDRAWAL, (i) TASTEMAKER U.S. shall transfer, assign and convey or cause to be transferred, assigned and conveyed to FRIES all title, rights and interest of TASTEMAKER U.S. of, in, under and to the TASTEMAKER U.S. OPERATING ASSETS and the full benefit of any funds set aside in trust or otherwise in connection with any employee benefit plan (including, but not limited to, pension plans), all as existing on the FRIES WITHDRAWAL DATE; (ii) FRIES shall transfer, assign and convey to TASTEMAKER U.S. all title, right and interests of FRIES of, in and to FRIES" entire PARTNERSHIP INTEREST; and (iii) FRIES shall assume all TASTEMAKER U.S. LIABILITIES existing on the FRIES WITHDRAWAL DATE. TASTEMAKER U.S. and FRIES shall cooperate to effect the orderly transfer from TASTEMAKER U.S. to FRIES of (i) all employees, (ii) all collective bargaining agreements, employment agreements and employee benefit plans or arrangements (collectively, the

"Employee Benefit Plans") and (iii) any assets held in trust, segregated, set aside or otherwise available to pay or satisfy benefits under such Employee Benefit Plans. Anything in this PARTNERSHIP AGREEMENT to the contrary notwithstanding, this Section shall not constitute an agreement to transfer, assign or convey any TASTEMAKER U.S. OPERATING ASSET or any claim or right or any benefit arising thereunder or resulting therefrom, if an attempted transfer, assignment or conveyance thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of FRIES or TASTEMAKER U.S. thereunder. FRIES and TASTEMAKER U.S. will use their best efforts (but without any payment of money by FRIES or TASTEMAKER U.S.) to obtain the consent of the other parties to any such TASTEMAKER U.S. OPERATING ASSET or any claim or right or any benefit arising thereunder for the transfer, assignment and conveyance thereof to FRIES as FRIES may request. If such consent is not obtained, or if an attempted transfer, assignment or conveyance thereof would be ineffective or would adversely affect the rights of TASTEMAKER U.S. thereunder so that FRIES would not in fact receive all such rights, TASTEMAKER U.S. and FRIES will cooperate in a mutually agreeable arrangement under which FRIES would obtain the benefits and assume the obligations thereunder in accordance with this Section 8.6, including sub-contracting, sub-licensing, or sub-leasing to FRIES, or under which TASTEMAKER U.S. would enforce for the benefit of FRIES, with FRIES assuming TASTEMAKER U.S.'s obligations, any and all rights of FRIES against a third party thereto. TASTEMAKER U.S. will promptly pay to FRIES when received all monies received by TASTEMAKER U.S. under any TASTEMAKER U.S. OPERATING ASSET or any claim or right or any benefit arising thereunder.

            Except as provided otherwise in this Agreement or in any agreement among the PARTNERS or any of their AFFILIATES, any expenses, fees and other costs associated with the transferral, assignment and conveyance to FRIES of all title, rights and interest of TASTEMAKER U.S. of, in and under the TASTEMAKER U.S. OPERATING ASSETS and the assumption by FRIES of all TASTEMAKER LIABILITIES pursuant to this Section 8.6 shall be borne at fifty percent (50%) by FRIES and at fifty percent (50%) by HCI and HFI.

            In connection with the FRIES WITHDRAWAL, TASTEMAKER U.S. shall represent and warrant to FRIES (and to an AFFILIATE of FRIES, as the case may be) as follows:

            TASTEMAKER U.S. has all requisite power and authority to enter into the FRIES WITHDRAWAL DOCUMENTS and to consummate the transactions contemplated thereby. The execution, delivery and performance of the FRIES WITHDRAWAL DOCUMENTS and the consummation by TASTEMAKER U.S. of the transactions contemplated thereby have been duly authorized by all necessary partnership action on the part of FRIES and, as required, HFI and HCI. The FRIES WITHDRAWAL DOCUMENTS have been duly executed and delivered by TASTEMAKER U.S. and (assuming the due authorization, execution and delivery thereof by the other parties thereto) constitute the valid and binding obligations of TASTEMAKER U.S., enforceable against TASTEMAKER U.S. in accordance with their respective terms.

The transfer by TASTEMAKER U.S. to FRIES and any one or more of the FRIES AFFILIATES of the TASTEMAKER U.S. OPERATING ASSETS and TASTEMAKER U.S. LIABILITIES shall be without representation or warranty by TASTEMAKER U.S. of any kind or nature, all of which are hereby expressly disclaimed, and shall be subject to all liens, encumbrances and claims of whatever nature then existing or thereafter arising, but without prejudice to any representation or warranty made by the PARTNERS and their AFFILIATES with regard hereto. In connection with the FRIES WITHDRAWAL, FRIES and any one or more AFFILIATE of FRIES, as the case may be, shall represent and warrant to TASTEMAKER U.S. as follows (it being agreed that any such representation or warranty as to FRIES shall be deemed true and correct if any inaccuracy is due to any acts or omissions by the PARTNERS and their respective AFFILIATES, including, prior to the SALE OF FRIES, without limitation, FRIES, and any events or occurrences prior to the SALE OF FRIES):

            A. Organization, Standing and Power. FRIES and each AFFILIATE of FRIES is a corporation duly organized and validly existing under the laws of the State of Delaware and has the requisite power and authority to carry on its business as now being conducted.

            B. FRIES Interest in TASTEMAKER U.S. Immediately prior to the consummation of the FRIES WITHDRAWAL, FRIES, together with any one or more AFFILIATES of FRIES, owns a fifty percent (50%) undivided partnership interest in TASTEMAKER U.S. (the "FRIES TASTEMAKER PARTNERSHIP INTEREST"), free and clear of all security interests, liens, claims, pledges, voting rights, charges and encumbrances of any nature whatsoever except for those provided by applicable partnership law in the State of Delaware. There are no options, warrants, calls, rights or agreements to which FRIES or any one or more AFFILIATES of FRIES is a party obligating FRIES or any one or more AFFILIATES of FRIES to issue, deliver or sell, or cause to be issued, delivered or sold, any partnership interests in TASTEMAKER U.S. or obligating FRIES or any one or more AFFILIATES of FRIES to grant, extend or enter into any such option, warrant or agreement.

            C. Authority. FRIES, together with any one or more AFFILIATES of FRIES, has all requisite power and authority to enter into the FRIES WITHDRAWAL DOCUMENTS and to consummate the transactions contemplated thereby. The execution, delivery and performance of this AGREEMENT and the FRIES WITHDRAWAL DOCUMENTS and the consummation by FRIES or any one or more AFFILIATES of FRIES of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of FRIES, together with any such AFFILIATES, and, as required, the owner(s) of FRIES. The FRIES WITHDRAWAL DOCUMENTS have been duly executed and delivered by FRIES or any one or more AFFILIATES of FRIES and (assuming the due authorization, execution and delivery thereof by the other parties thereto) constitute the valid and binding obligations of FRIES or any one or more AFFILIATES of FRIES, enforceable against FRIES or any one or more AFFILIATES of FRIES in accordance with their respective terms.

      8.7 Deliveries by FRIES at the WITHDRAWAL CLOSING. At the WITHDRAWAL CLOSING, FRIES shall deliver (or cause to be delivered) to TASTEMAKER U.S. the following, in form and substance reasonably satisfactory to TASTEMAKER U.S.:

            A. A duly executed instrument in form and substance consistent with Section 8.6 and sufficient to transfer to TASTEMAKER U.S. FRIES," together with any one or more AFFILIATES of FRIES; entire PARTNERSHIP INTEREST free and clear of all encumbrances of every kind and nature except for those provided by applicable partnership law in the State of Delaware, provided for or pursuant to this AGREEMENT or provided specifically in a written agreement signed by all the PARTNERS.

            B. A duly executed instrument in form and substance sufficient for and to effectuate the assumption by FRIES of the TASTEMAKER U.S. LIABILITIES.

            C. Evidence that (i) TASTEMAKER U.S. and all of the HERCULES INDEMNITEES have been fully and finally released from all CLAIMS with respect to borrowed monies, including those related to the TASTEMAKER DEBT and those related to the monies borrowed or otherwise obtained and used to acquire INVESTMENT ASSETS; and (ii) the FINANCIAL ASSETS have been fully and finally released from all liens and encumbrances securing any TASTEMAKER U.S. LIABILITIES.

            D. Duly executed instrument(s) pursuant to which FRIES agrees, subject to any rights of set-off of FRIES or any one AFFILIATE of FRIES against TASTEMAKER U.S. and its AFFILIATES, to protect, defend, indemnify and hold harmless TASTEMAKER U.S. and all of the HERCULES INDEMNITEES against all CLAIMS related to each of (i) the ownership, use, operation, possession, or sale of the TASTEMAKER U.S. OPERATING ASSETS or (ii) the TASTEMAKER U.S. LIABILITIES, in each case regardless of when such CLAIMS arose prior to the WITHDRAWAL CLOSING.

            E. Evidence that all consents, approvals and notices required in connection with the FRIES WITHDRAWAL by any applicable corporate or governing body (including the Board of Directors and shareholders of FRIES) or GOVERNMENTAL AUTHORITY have been obtained and are in full force and effect, where the failure to obtain such consent or approval or give such notice would result in or could be reasonably expected to result in a material adverse effect upon the ability of FRIES or of any one or more AFFILIATE of FRIES to execute, deliver or perform its part of this AGREEMENT and the transactions contemplated herein or hereby.

            F. A certificate signed by a duly authorized officer of FRIES or of any one or more AFFILIATE OF FRIES, as the case may be, certifying that the representations and warranties of FRIES and of any AFFILIATE of FRIES made in connection with the FRIES WITHDRAWAL are true and correct in all material respects and that FRIES and any AFFILIATE of FRIES, as the case may be, has performed in all material respects all obligations and agreements and complied in all material respects with all conditions to be performed or complied with by it.

            G. A cash payment to TASTEMAKER U.S. in the amount necessary to ensure that the cash included in the FINANCIAL ASSETS equals the excess of the sum of HFI's and HCI's capital account (as adjusted under Section 1.6.C. hereof as a result of the FRIES WITHDRAWAL) balances over the Investment Asset Value.

      8.8 Deliveries by TASTEMAKER U.S. at the WITHDRAWAL CLOSING. At the WITHDRAWAL CLOSING, TASTEMAKER U.S. shall deliver to FRIES the following, in form and substance reasonably satisfactory to FRIES:

            A. Such deeds, bills of sale, endorsements, assignments and other instruments of sale, assignment, conveyance and transfer as shall be in form and substance consistent with Section 8.6 and sufficient to convey, transfer and assign to FRIES all of TASTEMAKER U.S. title, rights and interest of, in, under and to the TASTEMAKER U.S. OPERATING ASSETS.

            B. Such items (keys, passwords, etc.) as shall be in form and substance sufficient to convey, transfer and assign to FRIES physical possession or the right to obtain (e.g., warehouse receipts) physical possession of the TASTEMAKER U.S. OPERATING ASSETS.

            C. Evidence that all consents, approvals and notices required in connection with the FRIES WITHDRAWAL by any applicable corporate or governing body (including the respective Boards of Directors and shareholders of HERCULES, HCI and HFI), where the failure to obtain such consent or approval or give such notice would result in or could be reasonably expected to result in a material adverse effect upon the ability of TASTEMAKER U.S., HFI or HCI to execute, deliver or perform its part of this AGREEMENT and the transactions contemplated herein or hereby.

            D. Duly executed instrument(s) in the form of Appendix C hereto pursuant to which (i) HERCULES guaranties to FRIES the full and timely performance by HCI and HFI of all terms, conditions, liabilities and obligations applicable to or to be performed by HCI and/or HFI, as the case may be, under this AGREEMENT and the FRIES WITHDRAWAL DOCUMENTS, and (ii) HERCULES agrees to refrain from competing with the TASTEMAKER BUSINESS for a period of three (3) years following the FRIES WITHDRAWAL DATE.

            E. Duly executed instruments in form and substance satisfactory to FRIES pursuant to which TASTEMAKER U.S. and its AFFILIATES fully and finally release FRIES from any liability or obligation with respect to this PARTNERSHIP AGREEMENT other than with regard to such liabilities which are related to the TASTEMAKER U.S. OPERATING ASSETS or the TASTEMAKER U.S. LIABILITIES.

      8.9 Deliveries by HFI and HCI at the WITHDRAWAL CLOSING. At the WITHDRAWAL CLOSING, HFI and HCI shall, and hereby jointly and severally agree to, contribute to the capital of TASTEMAKER U.S. an amount of cash (which cash shall be included in the TASTEMAKER U.S. OPERATING ASSETS transferred to FRIES but shall not be taken into account in determining the AGREED VALUE of the TASTEMAKER U.S. OPERATING ASSETS) equal to the HERCULES CONTRIBUTION.

      8.10 Satisfaction of Delivery Requirements. At the date of receipt of timely NOTICE of FRIES WITHDRAWAL, each of FRIES and TASTEMAKER U.S. shall use its best efforts (individually or jointly, as the case may be) to cause all delivery requirements called for under or pursuant to Section 8.7 and 8.8 hereof to be satisfied and fulfilled, to the extent the satisfaction or fulfillment thereof is within its reasonable control. If any event should occur, either within or without the reasonable control of FRIES or TASTEMAKER U.S., which would prevent fulfillment of such delivery requirements, both parties shall use their respective best efforts to cure or remove the effect of the event as expeditiously as possible; provided, however, that (without limitation), the foregoing shall not be construed as requiring FRIES or TASTEMAKER U.S. to institute litigation or expend any sums in the defense or settlement of litigation in order to cure or remove the effect of any such event.

      8.11 Approvals. Promptly following the receipt by the other PARTNERS of timely NOTICE of the FRIES WITHDRAWAL, each of

FRIES and TASTEMAKER U.S. shall take, prepare, make and/or file, or cause to be taken, prepared, made and/or filed, with such appropriate GOVERNMENTAL AUTHORITY and other third party, all actions, filings and requests for approvals, consents, permits, authorizations or waivers that are required from such GOVERNMENTAL AUTHORITY or third party for the effectuation of the FRIES WITHDRAWAL and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such actions, filings and requests and all proceedings necessary to secure such approvals, consents, permits, authorizations and waivers.

      8.12 Further Assurances. After the WITHDRAWAL CLOSING, each of FRIES and TASTEMAKER U.S. shall, from time to time upon any request by the other, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such further assignments, documents, instruments, transfers, conveyances, discharges, releases, assurances and consents, and shall take or cause to be taken such further actions, as such other may reasonably request to effect the FRIES WITHDRAWAL and the transactions (including the redemption and assumption referred to in Section 8.6 hereof) contemplated in connection therewith. Each of the PARTNERS agrees to cooperate with any acquiror of FRIES with regard to the change of the name of FRIES at the WITHDRAWAL CLOSING to a name which includes the word "Tastemaker"; and at the WITHDRAWAL CLOSING, each of HFI and HCI agrees to cause the name of TASTEMAKER U.S. to be changed from "Tastemaker" to "Hercules Financial Partnership." Each PARTNER agrees to pay, and indemnify and hold harmless the other PARTNERS from and against, the fee and expenses of any broker, investment banker or other person that is entitled to any broker"s, finder"s or other similar fee or commission based on agreements or arrangements made by such PARTNER in connection with the execution and delivery of, or the consummation of the transactions contemplated by the FRIES WITHDRAWAL DOCUMENTS.

      8.13 SALE OF FRIES. In the event that prior to the FRIES WITHDRAWAL DATE a SALE OF FRIES occurs, then two (2) days after such SALE OF FRIES the provisions of Section 6.2 A., 6.5 B. (ii) and 6.15 A. hereof shall cease to be effective and operative and shall be replaced for all purposes by Sections 6.2 B., 6.5 B.
(iii), and 6.15 B., respectively. From and after the FRIES WITHDRAWAL DATE the provisions of Sections 6.2 C., 6.5 B. (iii) and 6.15 B. shall be effective and operative and Sections 6.2 A., 6.2 B., 6.5 B. (ii) and 6.15 A. shall be of no force and effect.

      8.14 Representations And Covenants. FRIES shall not have any rights or obligations under this AGREEMENT after the WITHDRAWAL CLOSING. The PARTNERS acknowledge and agree that the representations, warranties and agreements contained in Section 8.6, the covenants contained in Section 8.12, the terms and provisions of Sections 4.5 and 4.6 and the corresponding Definitions shall be incorporated into the FRIES WITHDRAWAL DOCUMENTS, and that the FRIES WITHDRAWAL DOCUMENTS shall provide for such payments to or by TASTEMAKER U.S., FRIES, HFI and HCI as may be necessary to take into consideration any change in a PARTNER'S CAPITAL ACCOUNT resulting from any difference between the ESTIMATED TASTEMAKER U.S. VALUE and the TASTEMAKER U.S. VALUE as finally determined. The FRIES WITHDRAWAL DOCUMENTS shall also include provisions for negotiated resolutions of disputes.

      8.15 Assignment of Withdrawal Right. FRIES shall have the right to assign a portion of its rights under Sections 8.3 through 8.14, including the right to receive specified assets, to any one or more AFFILIATES of FRIES, subject to
Section 8.1. In the event of such an assignment, the withdrawal rights set forth in Section 8.3 through 8.14 are exercisable only in their entirety by FRIES and all such assignees.

9 ARTICLE IX.  TERMINATION AND DISSOLUTION

      9.1 Termination. Except as otherwise provided or permitted in this AGREEMENT or the Delaware Uniform Partnership Law, TASTEMAKER U.S. shall remain in full force and effect until December 31, 2031, and if the term of this AGREEMENT is extended by the PARTNERS, then TASTEMAKER U.S. shall continue for the period of such extension. Upon termination and dissolution of TASTEMAKER U.S., TASTEMAKER U.S. shall be wound up in accordance with this AGREEMENT and governing law and as rapidly as business circumstances will permit. Except as required otherwise by governing law, the assets shall be liquidated or distributed to the PARTNERS in kind, and the proceeds from any sale or sales shall be distributed in the following order of priority:

            A. to pay or provide for all amounts owing by TASTEMAKER U.S. to creditors other than PARTNERS and for expenses of winding up TASTEMAKER U.S., including establishing an adequate reserve for taxes, other than income taxes, and all contingent liabilities of any kind or character;

            B. to pay or provide for all amounts owing by TASTEMAKER U.S. to the PARTNERS other than for capital and profit; and

            C. to pay or distribute any remaining assets to the PARTNERS in accordance with their respective CAPITAL ACCOUNTS.

      9.2 Final Audit. The PARTNERS shall, if at such time they determine such action shall be advisable and proper, employ a firm of certified public accountants to make a complete and final audit of the books, records and accounts of TASTEMAKER U.S. as herein provided, and all final adjustments between the PARTNERS shall be made on the basis of such certified audit. In the event the PARTNERS disagree about a choice of certified public accountants, the audit shall be performed by the outside auditors of TASTEMAKER U.S. and shall be accepted by the PARTNERS.

10   ARTICLE X.  SECRECY

      10.1 Confidential Information. For purposes hereof, "Confidential Information" means the information of any PARTNER or of TASTEMAKER U.S. that might reasonably be considered confidential, secret, sensitive, proprietary, or private, including but not limited to, the following:

            A. data, know-how, formulae, processes, designs, sketches, photographs, plans, drawings, specifications, samples, reports, lists, financial information, studies, findings, inventions and ideas, or proprietary information relating to any PARTNER or TASTEMAKER U.S., or the methods of techniques used by any PARTNER or TASTEMAKER U.S.;

            B. data, documents or proprietary information employed in connection with the marketing and implementation of each PARTNER"s products, including cost information, business policies and procedures, revenues and markets, distributor and customer lists, and similar items of information; and

            C. any other data or information obtained by any PARTNER or TASTEMAKER U.S. during the term of this AGREEMENT which is not generally known to, and not readily ascertainable by proper means by third persons who could obtain economic value from its use or disclosure.

      10.2  Confidentiality.

            A. Receipt of CONFIDENTIAL INFORMATION by a PARTNER from a PARTNER:
The receiving PARTNER shall treat as confidential all CONFIDENTIAL INFORMATION of any other PARTNER, or of the SUBSIDIARIES or AFFILIATES of such other PARTNER, that comes to the receiving PARTNER"s knowledge through its participation in TASTEMAKER U.S. The receiving PARTNER shall take such steps to prevent disclosure of such CONFIDENTIAL INFORMATION to any third person as it would take in protecting its own proprietary or confidential information and shall not use any portion of such CONFIDENTIAL INFORMATION for any purpose not authorized herein.

            B. Receipt of CONFIDENTIAL INFORMATION by a PARTNER from TASTEMAKER
U.S.: The receiving PARTNER shall treat as confidential all CONFIDENTIAL INFORMATION of TASTEMAKER U.S. that comes to the receiving PARTNER"s knowledge through its participation in TASTEMAKER U.S. The receiving PARTNER shall take such steps to prevent disclosure of such CONFIDENTIAL INFORMATION to any third person as such PARTNER would take in protecting its own proprietary or confidential information; provided, however, such PARTNER may use such CONFIDENTIAL INFORMATION for such PARTNER"S internal purposes not involving a technology transfer. The receiving PARTNER shall endeavor, to the extent of reasonable efforts, to prevent the unauthorized disclosure of such CONFIDENTIAL INFORMATION by its SUBSIDIARIES and AFFILIATES.

            C. Receipt of CONFIDENTIAL INFORMATION by TASTEMAKER U.S. from a
PARTNER: TASTEMAKER U.S. shall treat as confidential all CONFIDENTIAL INFORMATION of a PARTNER, or of the SUBSIDIARIES or AFFILIATES of such PARTNER, that comes to TASTEMAKER U.S." knowledge. TASTEMAKER U.S. shall take all reasonable steps to prevent disclosure of such CONFIDENTIAL INFORMATION to any third person and shall not use any portion of such CONFIDENTIAL INFORMATION for any purpose not authorized herein. TASTEMAKER U.S. shall take all reasonable steps to prevent the unauthorized disclosure of such CONFIDENTIAL INFORMATION by its SUBSIDIARIES and AFFILIATES, including the requirement that all such entities execute obligations of confidence relating thereto consistent with this Section , and to limit the access to such CONFIDENTIAL INFORMATION to those SUBSIDIARIES and AFFILIATES on a need-to-know basis. To the extent that TASTEMAKER U.S. or its SUBSIDIARIES or AFFILIATES receiving CONFIDENTIAL INFORMATION has its respective employees execute secrecy and non-disclosure agreements to protect its own confidential or proprietary information, such agreements shall be intended and made to also protect such CONFIDENTIAL INFORMATION.

            D. Release of Obligations. No person receiving CONFIDENTIAL INFORMATION shall be under any obligation with respect to any CONFIDENTIAL
INFORMATION:

            (1) which is, at the time of disclosure, available to the general public;

            (2) which becomes at a later date available to the general public through no fault of such receiving person and then only after said later date;

            (3) which such receiving person can demonstrate was in its possession before receipt from the disclosure;

            (4) which is disclosed to such receiving person without restriction on disclosure by a third party who has the lawful right to disclose such information; or

            (5) after fifteen (15) years from the date of disclosure.

      E. SUBJECT TO THE ABOVE PARAGRAPH D OF THIS SECTION, THE CONFIDENTIALITY AND NON-DISCLOSURE OBLIGATIONS OF THIS ARTICLE SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

11    ARTICLE XI.     INDEMNIFICATION

      11.1 Indemnification. Each PARTNER agrees to defend, protect, indemnify and save harmless the other PARTNERS, in proportion to the relative PARTNERSHIP INTEREST of each in TASTEMAKER U.S., prior to the FRIES WITHDRAWAL DATE from and against any and all judgments, liabilities, damages and losses, including attorney"s fees, imposed upon such other PARTNER in any way arising out of or relating to TASTEMAKER U.S., including but not limited to losses arising pursuant to (i) any product liability; (ii) any failure to comply with any federal, state and local law; (iii) any claim of patent, trademark or copyright infringement brought against TASTEMAKER U.S.; (iv) any breach of contract by TASTEMAKER U.S.; and (v) any transactions contemplated by this AGREEMENT or undertaken by TASTEMAKER U.S. prior to the FRIES WITHDRAWAL DATE; provided, that no PARTNER shall be required to indemnify and save harmless the other PARTNERS from any claims, liabilities and losses resulting from the gross negligence or willful misconduct of the other, or arising out of claims against the other as a result of the other PARTNERS failing to perform its obligations under this AGREEMENT or under any agreement relating to TASTEMAKER U.S; and provided further that this Section 11.1 and the obligations of the PARTNERS in this
Section 11.1 shall terminate and be of no further force and effect from and after the FRIES WITHDRAWAL DATE; and provided further that HCI and HFI shall not be required to defend, protect, indemnify or save harmless the other PARTNERS from any CLAIMS arising out of or otherwise related to the TASTEMAKER DEBT.

12    ARTICLE XII.  MISCELLANEOUS

      12.1 Authorization. Each PARTNER hereby represents and warrants to the others that it has obtained all necessary corporate approvals or comparable authorities necessary to the execution, delivery or performance of its part of this AGREEMENT and that its signatory hereto is duly authorized to execute and deliver this AGREEMENT on behalf of such PARTNER, and the signing of this AGREEMENT by such signatory is and shall be the act of such PARTNER.

      12.2 Notices. Each election, exercise of a right or remedy (e.g., right to terminate this AGREEMENT), communication, request, notice, waiver, approval and consent requested or given hereunder or in connection herewith or referred to herein (the foregoing items are individually and collectively referred to herein as a "NOTICE") shall be in writing. Each NOTICE to be given or communicated to a PARTNER shall be delivered by courier, hand, mail (postage prepaid) or by telex, telegraph, or cable or facsimile promptly confirmed by letter to the address indicated below the intended receiving PARTNER"S signature hereto or to such other address for notices as may be designated by such intended receiving PARTNER from time to time in a NOTICE to the other PARTNER. Each NOTICE shall be only for the specific instance and matters covered thereby and shall not affect any future or other instance or matter, whether of a similar or dissimilar nature or involving the same or any other provision of this AGREEMENT.

      12.3 Successors and Assigns. THIS AGREEMENT shall be binding upon and shall inure to the benefit of the PARTNERS and their respective successors and assigns; provided, however, neither PARTNER may, directly or indirectly, assign or transfer all or any part of this AGREEMENT or any right, obligation or interest herein in whole or in part without the prior consent of the other PARTNER in each instance, except as expressly provided in Article 8. Regardless of any such consent which may be granted, no assignment or transfer shall be binding and valid until and unless the assignee or transferee shall have assumed in writing all of the duties and obligations of the assignor or transferor PARTNER hereunder and, furthermore, the assignor or transferor PARTNER shall remain primarily liable hereunder. Any attempted assignment or transfer in violation of this Section shall be null and void.

      12.4 Discharge; Amendments; Etc. (1) THIS AGREEMENT may not be released, discharged, abandoned, changed, amended, or modified in any manner in any instance, except by a written document signed by the PARTNER sought to be charged thereby. (2) The failure of any PARTNER to enforce at any time any one or more of the provisions of this AGREEMENT shall in no way be construed to be a waiver of such provision(s), nor in any way to affect the validity of this AGREEMENT or any part thereof, or the right of any PARTNER thereafter to enforce each and every provision hereof. (3) No waiver of any provision hereof (whether in whole or in part) in any instance shall be held to be a waiver of any other similar or dissimilar provisions, part or instance. (4) Each and all of the rights and remedies of a PARTNER provided hereunder shall be in addition to all rights and remedies (including the right to seek damages) which such PARTNER may have. Such rights and remedies shall be cumulative, and the use of any right or remedy at any time, or from time to time, shall not preclude or affect the use of any future or other similar or dissimilar right or remedy. (5) In no event, shall any PARTNER be liable for consequential, special or similar damages hereunder or in connection herewith.

      12.5 Governing Law. THIS AGREEMENT shall be governed by the law of the State of Delaware without giving effect to any principle of law which would result in the application of the law of some other jurisdiction.

      12.6 Resolution of Disputes. All disputes arising under or in connection with this AGREEMENT, including deadlocks of the PARTNERS' REPRESENTATIVES, shall be resolved under and in accordance with Section 6.5 B. of this AGREEMENT.

      12.7 Severability. Any provision of this AGREEMENT which is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without affecting, impairing, or invalidating the remaining provisions hereof or the enforceability thereof. To the extent legally permissible, the PARTNERS shall negotiate in good faith such amendment of this AGREEMENT as may be necessary to fairly and equitably achieve in a legally permissible manner the substance of the provision which was so prohibited or unenforceable; provided, however, that if such prohibition or unenforceability causes the frustration or failure of an essential purpose of this AGREEMENT, then either PARTNER may terminate this AGREEMENT upon giving a NOTICE to the other PARTNER; and further provided, however, that such right to terminate is conditioned upon and subject to (1) the frustration or failure of an essential purpose being so material as to reasonably warrant termination of this AGREEMENT and the resultant dissolution of TASTEMAKER U.S. or disposal of a PARTNERSHIP INTEREST as being a fair, equitable remedy under the then circumstances; and (2) if there is a dispute as to such amendment, frustration, failure of an essential purpose and/or as to whether termination of this AGREEMENT is warranted, then such dispute shall be resolved in accordance with
Section 6.5 B. of this AGREEMENT, and pending such resolution, neither PARTNER shall take directly or indirectly any action seeking or purporting to (i) terminate or in fact terminating this AGREEMENT, or (ii) prevent or materially hinder or in fact preventing or materially hindering the conduct of TASTEMAKER U.S. in the ordinary course of business.

      12.8 Counterparts. THIS AGREEMENT may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

      12.9 Entire Agreement. This AGREEMENT embodies the entire agreement among the PARTNERS with respect to the subject matter hereof and as of the date hereof and supersedes all prior discussions, writings or practice with respect thereto.

      IN WITNESS WHEREOF, each PARTNER, with the intention of being legally bound, has duly executed this AGREEMENT by affixing its signature below as of the date first written above.

HERCULES CREDIT, INC.                HERCULES FLAVOR, INC.

By:       ______________________  By:      _____________________
Name                              Name
Printed:  ______________________  Printed: _____________________

Title:    ______________________  Title:   _____________________

ADDRESS FOR NOTICES               ADDRESS FOR NOTICES
    Hercules Credit, Inc.             Hercules Flavor, Inc.
    _________________________         ___________________________
    _________________________         ___________________________
    Attention:  _____________         Attention:  _______________
    Telephone:  _____________         Telephone:  _______________
    Fax:        _____________         Fax:        _______________

With a copy to the following:     With a copy to the following:

    _________________________         ___________________________
    _________________________         ___________________________
    _________________________         ___________________________
    Attention:  _____________         Attention:  _______________
    Telephone:  _____________         Telephone:  _______________
    Fax:        _____________         Fax:        _______________

FRIES & FRIES, INC.

By:       ____________________
Name
Printed:  ____________________

Title:    ____________________
ADDRESS FOR NOTICES
      Fries & Fries, Inc.
      ________________________
      ________________________
      Attention: _____________
      Telephone: _____________
      Fax:       _____________

With a copy to the following:

      ________________________
      ________________________
      ________________________
      Attention: _____________
      Telephone: _____________
      Fax:       _____________